As filed with the Securities and Exchange Commission on December 18, 2006
Registration No. 333-133423

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723342
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)
WESCO DISTRIBUTION, INC.
(exact name of registrant as specified in its charter)

Delaware	5063	25-1723345
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen A. Van Oss
Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Michael C. McLean
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500
Continued on next page

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Aggregate	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Unit (1)	Offering Price (1)	Fee

2.625% Convertible Senior Debentures due 2025	$150,000,000	100%	$150,000,000	$16,050(2)

Guarantee (3)	(4)	(4)	(4)	(4)

Common stock, $.01 per share (5)	(6)	(6)	(6)	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on 100% of the aggregate principal amount of the 2.625% Convertible Senior Debentures due 2025.

(2)	The Registrants previously paid a filing fee of $16,050 in connection with the initial filing of this registration statement.

(3)	Guarantee by WESCO Distribution, Inc. of WESCO International, Inc.’s 2.625% Convertible Senior Debentures due 2025.

(4)	No separate registration fee is payable for the guarantee of WESCO Distribution, Inc. pursuant to Rule 457(n) under the Securities Act.

(5)	Includes 3,583,080 shares of common stock of WESCO International, Inc. issuable upon conversion of the 2.625% Convertible Senior Debentures due 2025 at the initial conversion rate of 23.8872 shares per $1,000 principal amount of the 2.625% Convertible Senior Debentures due 2025. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, reorganizations or similar events.

(6)	No separate registration fee is payable for the common stock of WESCO International, Inc. pursuant to Rule 457(i) under the Securities Act..

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Post-Effective Amendment No. 6 to the Registration Statement on Form S-1 of WESCO International, Inc. and WESCO Distribution, Inc. (File No. 333-133423) is being filed to add the names of selling securityholders who have requested inclusion in the prospectus since November 29, 2006, the date on which Post-Effective Amendment No. 5 was declared effective.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2006
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133423
PRELIMINARY PROSPECTUS
WESCO International, Inc.
2.625% Convertible Senior Debentures due 2025

On September 27, 2005, WESCO International, Inc. issued $150.0 million aggregate principal amount of 2.625% Convertible Senior Debentures due 2025 in a private offering. Payment of all principal and interest (including contingent interest or additional interest, if any) payable on the Debentures is unconditionally guaranteed by WESCO International’s subsidiary, WESCO Distribution, Inc. The Debentures are senior unsecured obligations of WESCO International, and the guarantee is an unsecured senior subordinated obligation of WESCO Distribution. This prospectus covers resales from time to time by selling securityholders of any or all of their Debentures, including the related guarantee, and shares of common stock of WESCO International into which the Debentures are convertible. We will not receive any proceeds from the resale by the selling securityholders of the Debentures or the shares of common stock hereunder.
The Debentures are convertible, at your option, into cash and shares of our common stock initially based on a conversion rate of 23.8872 shares (equivalent to an initial conversion price of approximately $41.86 per share), subject to adjustment as described in this prospectus, at any time on or prior to the close of business on the trading day immediately preceding the maturity date, only under the circumstances described in this prospectus.
Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. See “Description of the Debentures — Conversion Rights — Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the number of shares issuable upon conversion or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.
The Debentures bear interest at a rate of 2.625% per year. Beginning with the six-month period commencing October 15, 2010, we will also pay contingent interest during any six-month interest period in which the trading price of the Debentures, measured over a specified number of trading days preceding the applicable six-month interest period, is 120% or more of the principal amount of the Debentures. Interest on the Debentures is payable on April 15 and October 15 of each year, beginning on April 15, 2006. The Debentures will mature on October 15, 2025.
The Debentures are subject to special U.S. federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Material U.S. Federal Income and Estate Tax Considerations.”
We may redeem some or all of the Debentures on or after October 15, 2010, for cash at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest or additional interest, if any).
You may require us to repurchase all or a portion of your Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest or additional interest, if any). In addition, you may require us to repurchase all or a portion of your Debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest or additional interest, if any).
Our common stock is listed on The New York Stock Exchange under the ticker symbol “WCC.” The last reported sale price of our common stock on December 15, 2006 was $63.00 per share.
We do not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures in any automated quotation system. The Debentures originally issued in the private offering are eligible for trading on The PORTALsm Market of the National Association of Securities Dealers, Inc. However, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market of the National Association of Securities Dealers, Inc.
The Debentures, including the related guarantee, and the common stock may be sold from time to time by the selling securityholders named in this prospectus through public or private transactions, at prevailing market prices or at privately negotiated prices, either directly or through agents or broker-dealers acting as principal or agent. The selling securityholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling securityholders. We will pay substantially all of the expenses incident to the registration of the Debentures, including the related guarantee, and shares of our common stock, except for the selling commissions, if any. See “Plan of Distribution.”

Investing in the Debentures or our common stock involves risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE DATE OF THIS PROSPECTUS IS                , 2006.

      WESCO International, Inc. and WESCO Distribution, Inc., a wholly owned subsidiary of WESCO International, each are a Delaware corporations incorporated in 1993. The principal executive offices of WESCO International and WESCO Distribution are each located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and the telephone number at that address is (412) 454-2200. Our website is located at www.wesco.com. The information in our website is not part of this prospectus.
      We currently have trademarks and service marks registered with the U.S. Patent and Trademark Office. The registered trademarks and service marks include: “WESCO®”, our corporate logo, the running man logo, the running man in box logo and “The Extra Effort People®”. In 2005, two trademarks, “CB Only the Best is Good Enough” and “LADD,” were added as a result of the acquisition of Carlton-Bates Company. Certain of these and other trademark and service mark registration applications have been filed in various foreign jurisdictions, including Canada, Mexico, the United Kingdom, Singapore and the European Community.

      Neither WESCO Distribution, WESCO International nor any of their respective representatives are making any representation to you regarding the legality of an investment by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the Debentures or our common stock.
      In making an investment decision, you must rely on your own examination of our business and the terms of the exchange offer, including the merits and risks involved. No person has been authorized to give any information or any representation concerning us, the Debentures, including the related guarantee, or our common stock (other than as contained in this prospectus), and, if given or made, that other information or representation should not be relied upon as having been authorized by us. Neither WESCO International, WESCO Distribution nor any of their respective representatives are making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

FORWARD-LOOKING INFORMATION
      This prospectus contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain unknown risks and uncertainties, including, among others, those contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus, under Item 1, “Business,” Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006, which is incorporated by reference in this prospectus, under Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used in this prospectus, the words “anticipates,” “plans,” “believes,” “estimates,” “intends,” “expects,” “projects,” “will” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding business strategy, growth strategy, productivity and profitability enhancement, competition, new product and service introductions and liquidity and capital resources are based on management’s beliefs, as well as on assumptions made by and information currently available to, management, and involve various risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statement made by or on our behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will in fact prove to be accurate. We have undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
WESCO INTERNATIONAL, INC.
      With sales of $4.4 billion in 2005 and $3.9 billion in the nine months ended September 30, 2006, we are a leading North American provider of electrical construction products and electrical and industrial maintenance, repair and operating supplies, commonly referred to as “MRO.” We believe we are the largest distributor in terms of sales in the estimated $74 billion* U.S. electrical wholesale distribution industry based upon published industry sources and our assessment of peer company 2005 sales. We believe we are also the largest provider of integrated supply services for MRO goods and services in the United States.
      Our distribution capability combined with integrated supply solutions and outsourcing services are designed to fulfill a customer’s MRO procurement needs. We have more than 365 full service branches and seven distribution centers located in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom, Nigeria, United Arab Emirates and Singapore. We serve approximately 100,000 customers worldwide, offering more than 1,000,000 products from more than 24,000 suppliers utilizing a highly automated, proprietary electronic procurement and inventory replenishment system. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our top ten customers accounted for approximately 14% of our sales in 2005. Our leading market positions, experienced workforce, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to grow our market position.

      * Source: Electrical wholesale estimated industry sales per Electrical Wholesaling (November, 2005) based upon revised U.S. Census Bureau Survey segregating electrical wholesale vs. electrical retail sales. Electrical Wholesaling’s 2004 estimated industry sales of $83 billion had aggregated $67 billion wholesale and $16 billion retail sales.

ii

SUMMARY CONSOLIDATED FINANCIAL DATA
      The table below sets forth certain of our historical consolidated financial data as of and for each of the periods indicated. The financial data for the years ended December 31, 2003, 2004 and 2005, and as of December 31, 2004 and 2005, is derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The financial data as of December 31, 2003 is derived from our audited consolidated financial statements, which do not appear and are not incorporated by reference in this prospectus. The financial data for the nine-month periods ended September 30, 2005 and 2006, and as of September 30, 2005 and 2006, is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference in this prospectus. In our opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be achieved for the year ending December 31, 2006 or for any other future period.
      The data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2003	2004	2005	2005	2006

	(In millions, except share and per share data)
Income Statement Data:
Net sales(1)	$3,286.8	$3,741.3	$4,421.1	$3,184.4	$3,944.6
Gross profit(2)	610.1	712.1	840.7	588.1	799.3
Selling, general and administrative expenses(6)	501.5	544.5	612.8	442.0	508.2
Depreciation and amortization	22.5	18.1	18.6	11.3	19.3

Income from operations	86.1	149.5	209.3	134.8	271.8
Interest expense, net	42.3	40.8	30.2	22.4	17.1
Loss on debt extinguishment(3)	0.2	2.6	14.9	10.1	—
Other expenses(4)	4.5	6.6	13.3	8.8	17.1

Income before income taxes	39.1	99.5	150.9	93.5	237.6
Provision for income taxes(5)	9.1	34.6	47.4	29.7	78.6

Net income	$30.0	$64.9	$103.5	$63.8	$159.0

Earnings per common share
Basic	$0.67	$1.55	$2.20	$1.36	$3.27
Diluted	0.65	1.47	2.10	1.30	3.04
Weighted average common shares outstanding
Basic	44,631,459	41,838,034	47,085,524	46,950,762	48,549,104
Diluted	46,349,082	44,109,153	49,238,436	49,141,517	52,289,408
Other Financial Data:
Capital expenditures	$8.4	$12.1	$14.2	$11.0	$14.9
Net cash provided by operating activities(6)	35.8	21.9	295.1	166.1	65.1
Net cash used by investing activities	(9.2)	(46.3)	(291.0)	(288.1)	(21.6)
Net cash provided (used) by financing activities(6)	(22.3)	30.7	(17.0)	147.9	(6.3)
Balance Sheet Data:
Total assets	$1,161.2	$1,356.9	$1,651.2	$1,738.8	$1,868.1
Total long-term debt (including current portion)	422.2	417.6	403.6	570.8	354.7
Long-term obligations(7)	53.0	2.0	4.3	1.0	—
Stockholders’ equity	167.7	353.6	491.5	439.6	695.2

(1)	The operating results of the business of Fastec Industrial Corp., acquired on July 29, 2005, and Carlton-Bates Company, acquired on September 29, 2005, have been included in the consolidated financial data and represented, in the aggregate, sales of $104.5 million for the year ended December 31, 2005 and $317.4 million for the nine months ended September 30, 2006.

(2)	Excludes depreciation and amortization.

(3)	Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(4)	Represents costs relating to the sale of accounts receivable pursuant to our accounts receivable securitization facility (the “Receivables Facility”). See Note 4 to our audited consolidated financial statements incorporated by reference in this prospectus.

(5)	Benefits of $2.6 million in 2003 from the resolution of prior year tax contingencies resulted in an unusually low provision for income taxes.

(6)	In the first quarter of 2006, the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard 123 (revised 2004), Share-Based Payment and SEC staff Accounting Bulletin No. 107, Share-Based Payment, requiring the measurement and recognition of all stock-based compensation under the fair value method were adopted.

(7)	Represents amounts due under earnout agreements for past acquisitions.

RATIOS OF EARNINGS TO FIXED CHARGES
      Our consolidated ratios of earnings to fixed charges for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the nine months ended September 30, 2006 are as follows:

						Nine Months
						Ended
						September 30,
	Year Ended December 31,					2006

	2001	2002	2003	2004	2005

Ratios of earnings to fixed charges(1):	1.6x	1.5x	1.7x	2.9x	4.7x	10.0x

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and the portion of rental expense that management believes is representative of the interest component of rental expense.

RISK FACTORS
      Before investing in Debentures or our common stock, you should carefully consider the following risk factors in conjunction with the risk factors set forth in Item 1A of our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 and the other information contained or incorporated by reference in this prospectus, including our historical financial statements and the related notes thereto. These factors, among others, could cause actual results to differ materially from those currently anticipated and presented from time to time in the future by our management. See “Special Note on Forward Looking Statements.”
Risks Relating to the Debentures and Our Common Stock

We have outstanding consolidated indebtedness of approximately $354.7 million as of September 30, 2006. This amount of indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.
      As of September 30, 2006, we had approximately $354.7 million of outstanding consolidated debt. This level of our debt and the related debt service requirements could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the Debentures and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.
      Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Debentures and our other debt.
      As a holding company, our ability to meet our payment and other obligations under our debt instruments depends on our and our subsidiaries’ ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Debentures, WESCO Distribution’s senior subordinated indebtedness and our other debt and to fund other liquidity needs. If we or our subsidiaries are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Debentures, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we or our subsidiaries are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Debentures and our other debt.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.
      Although our credit facilities and the indenture regarding WESCO Distribution’s senior subordinated indebtedness contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify. At September 30, 2006, WESCO Distribution had approximately $275 million in available borrowing capacity under its credit facilities. All borrowings under its credit facilities are senior to WESCO Distribution’s guarantee of the Debentures. On November 1, 2006, WESCO Distribution amended and restated its revolving credit facility to, among other things, increase the amount available to be borrowed under the revolving credit facility from $275 million to $440 million. We also plan to amend our account receivable securitization facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the accounts receivable securitization facility.

Our debt agreements contain covenant restrictions that may limit our ability to operate our business.
      Our credit facilities and the indenture relating to WESCO Distribution’s senior subordinated indebtedness contains, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.
      Our credit facilities also require us to maintain specific earnings to fixed expenses and debt to earnings ratios and to meet minimum net worth requirements. In addition, our credit facilities contain additional affirmative and negative covenants that are more restrictive than those contained in the indenture governing the Debentures. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.
      As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the Debentures, WESCO Distribution’s senior subordinated indebtedness and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

The Debentures will be effectively subordinated to any existing and future secured indebtedness.
      The Debentures will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the Debentures are effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries, other than the senior subordinated indebtedness of WESCO

Distribution, including WESCO Distribution’s Senior subordinated notes, and any subordinated indebtedness of WESCO Distribution. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The Debentures do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

Our assets and the assets of our subsidiaries remain subject to a first priority pledge under our revolving credit facility.
      Our obligations and the obligations of WESCO Distribution under our revolving credit facility are secured by a first priority pledge of and security interest in substantially all of our assets and the assets of our subsidiaries, except for real property. If either we or WESCO Distribution become insolvent or are liquidated, or if payment under our revolving credit facility or any other secured indebtedness is accelerated, the lenders under the revolving credit facility or any such other future secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the instruments pertaining to the credit facility or such other secured indebtedness). Neither the Debentures nor the guarantee are secured. Accordingly, holders of such secured indebtedness will have a prior claim with respect to the assets securing such indebtedness. See “Description of Other Indebtedness.”

Our holding company structure may adversely affect our ability to meet our debt service obligations under the Debentures.
      Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the Debentures, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of management fees, dividends, loans or otherwise, and to pay amounts due on our obligations, including the Debentures. Our subsidiaries are separate and distinct legal entities and, apart from the guarantee of WESCO Distribution, have no obligation, contingent or otherwise, to make payments on the Debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

The guarantee of the Debentures by WESCO Distribution is subordinated to all of its existing and future senior indebtedness, which may inhibit your ability to be repaid pursuant to the guarantee.
      The guarantee of the Debentures is contractually subordinated in right of payment to the existing and future senior indebtedness of WESCO Distribution. At September 30, 2006, WESCO Distribution and its subsidiaries had approximately $55 million of senior debt, and had the ability to borrow up to an additional $275 million under our credit facilities, all of which, if borrowed or drawn upon, would be senior debt. On November 1, 2006, WESCO Distribution amended and restated its revolving credit facility to, among other things, increase the amount available to be borrowed under its revolving credit facility from $275 million to $440 million. We also plan to amend our accounts receivable securitization facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the accounts receivable securitization facility. Any incurrence of additional indebtedness by us or WESCO Distribution may materially adversely impact our ability to service our debt, including the Debentures. Due to the subordination provisions of the senior subordinated indebtedness of WESCO Distribution, including the Debentures, in the event of our insolvency, funds of WESCO Distribution that would otherwise be used to pay the holders of the Debentures and other senior subordinated indebtedness of WESCO Distribution will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness of WESCO Distribution and the general creditors may recover more, ratably, than the holders of the Debentures or other subordinated indebtedness of WESCO Distribution. In addition, the holders of senior indebtedness of WESCO Distribution may, under certain circumstances, restrict or prohibit WESCO Distribution from making payments on the Debentures.

The guarantee may be unenforceable due to fraudulent conveyance statutes, and, accordingly, you could have no claim against WESCO Distribution.
      Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay or defraud creditors, or WESCO Distribution did not receive fair consideration or reasonably equivalent value for the guarantee and that WESCO Distribution was any of the following:

•	insolvent or rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.
If a court voided the guarantee of WESCO Distribution as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the Debentures would cease to have a claim against WESCO Distribution based on the guarantee and would solely be creditors of WESCO International.

Not all of our subsidiaries are guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.
      Only WESCO Distribution guarantees the Debentures. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to WESCO International or WESCO Distribution. As of September 30, 2006, the Debentures were effectively junior to approximately $243 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The nonguarantor subsidiaries generated approximately $850 million of our net sales for the nine months ended September 30, 2006 and held approximately $1.4 billion of our consolidated assets at September 30, 2006.

The terms of the Debentures do not contain restrictive covenants and provide only limited protection in the event of a change of control.
      The indenture under which the Debentures were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Debentures upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Debenture is converted in connection with such a transaction as set forth under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Debentures and common stock but would not constitute a fundamental change under the Debentures.

We may be unable to repurchase the Debentures for cash when required by the holders, including following a fundamental change.
      Holders of the Debentures have the right to require us to repurchase the Debentures on specified dates or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Debentures — Repurchase at the Option of the Holder — Optional Put” and “— Fundamental Change Put.”

The occurrence of a change of control would also constitute an event of default under our credit facilities, requiring repayment of amounts outstanding thereunder and the occurrence of a change of control would also enable holders of WESCO Distribution’s senior subordinated notes to require WESCO Distribution to repurchase such notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any. Any of our future debt agreements may contain similar provisions. We may not have sufficient funds to make the required repayments and repurchases at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our credit facilities, which will limit our ability to purchase the Debentures for cash in certain circumstances. If we fail to repurchase the Debentures in cash as required by the indenture, it would constitute an event of default under the indenture governing the Debentures, which, in turn, would constitute an event of default under our credit facilities and the indenture related to WESCO Distribution’s senior subordinated notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Debentures.
      Upon the occurrence of a fundamental change, you have the right to require us to repurchase Debentures. However, the fundamental change provisions will not afford protection to holders of the Debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Debentures.

Provisions of the Debentures could discourage an acquisition of us by a third party.
      Certain provisions of the Debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Debentures have the right, at their option, to require us to repurchase all of their Debentures or any portion of the principal amount of such Debentures in integral multiples of $1,000. In addition, the occurrence of certain change of control transactions may result in the Debentures becoming convertible for additional shares or result in antidilution adjustments which may have the effect of making an acquisition of us less attractive. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Debentures as a result of such fundamental change.
      If certain types of fundamental changes occur on or prior to the date when the Debentures may be redeemed, we may adjust the conversion rate of the Debentures to increase the number of shares issuable upon conversion. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your Debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $31.01 or more than $80.00 (subject to adjustment), there will be no such adjustment.

There is currently no public market for the Debentures, and an active trading market may not develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.
      We originally sold the Debentures to a limited number of investors in a private offering in reliance on an exemption from registration under U.S. federal and applicable state securities laws, and we are now registering the Debentures, the related guarantee and the common stock issuable upon conversion of the Debentures for resale by the selling securityholders. There is no public market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. Although the Debentures originally issued in the private offering are eligible for trading in The PORTALsm Market, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market. Despite our registering the Debentures for resale under the Securities Act, a market may not develop for the Debentures, and there can be no assurance as to the liquidity of any market that may develop for the Debentures once the securityholders are able to freely resell the Debentures. If an active, liquid market does not develop for the Debentures, the market price and liquidity of the Debentures may be adversely affected. If any of the Debentures are traded, they may trade at a discount from their initial offering price.
      The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the Debentures could result in your receiving less than the value of the common stock into which a Debenture is convertible.
      The Debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your Debentures, and you may not be able to receive the value of the common stock into which the Debentures would otherwise be convertible.

The price of our common stock, and therefore of the Debentures, may fluctuate significantly.
      Stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us, or the perception that such sales could occur, could affect the price of our common stock and make it more difficult for us to raise funds through future offerings of equity securities. In addition, because the Debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Debentures.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of our common stock to you upon conversion of your Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Debentures and our ability to raise funds in new stock offerings.
      Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Debentures.

The trading price of our common stock may decline due to future issuances of shares.
      As of November 30, 2006, there were 49,264,202 shares of our common stock outstanding. In addition, there were:

•	options to purchase 4,899,601 shares of common stock outstanding;

•	4,310,244 shares of common stock reserved for issuance for future awards under our equity compensation plans; and

•	3,583,080 shares of common stock reserved for issuance upon conversion of outstanding Debentures.
      The issuance or expected issuance, including upon conversion of the Debentures, of a large number of shares of our common stock or sales or expected sales of a large number of our shares of common stock, including sales by the selling securityholders, at any time after the date of this prospectus could negatively affect the trading price of our common stock.

Upon conversion of the Debentures, we will generally pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of Debentures converted and shares of our common stock with respect to the conversion value in excess thereof. Therefore, holders of the Debentures may receive no shares of our common stock.
      Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 20 consecutive trading days during the cash settlement averaging period. See “Description of the Debentures — Conversion Rights — Settlement Upon Conversion.” Accordingly, upon conversion of a Debenture, holders may not receive any shares of our common stock. Further, our liquidity may be reduced upon conversion of the Debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the Debentures may not be adjusted for all dilutive events that may adversely affect the trading price of the Debentures or the common stock issuable upon conversion of the Debentures.
      The conversion rate of the Debentures is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the Debentures or the common stock issuable upon conversion of the Debentures.

Anti-takeover provisions could negatively impact our stockholders.
      Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third-party to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our Board of Directors. Our Board of Directors is divided into three classes, with each class serving a three-year term. Additionally, our Restated Certificate of Incorporation authorizes our Board of Directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third-party to acquire us even if an acquisition might be in the best interest of our stockholders.

You will be required to report taxable income for U.S. federal income purposes, perhaps in significant amounts, prior to your receipt of cash.
      We and each holder will be bound by the indenture to treat the Debentures as “contingent payment debt instruments” subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of cash you receive on the Debentures, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have determined to be 7.98%, compounded semi-annually), even though the Debentures will have a lower yield to maturity. You will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, you will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the Debentures at a gain. You are urged to consult your own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the Debentures and shares of common stock. See “Material U.S. Federal Income and Estate Tax Considerations.”

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.
      If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material U.S. Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS
      We will not receive any proceeds from any sale by any selling securityholder of the Debentures, including the related guarantee, or the shares of common stock issuable upon conversion of the Debentures that are covered by this prospectus.
DESCRIPTION OF OTHER INDEBTEDNESS
      WESCO Distribution is party to a revolving credit facility, an accounts receivable securitization facility, a mortgage financing facility, a note payable to Bruckner Supply Company, Inc. and a note payable to Fastec Industrial Corp. The principal terms of these financing arrangements are summarized under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, which is incorporated herein by reference. On November 1, 2006, WESCO Distribution amended and restated its revolving credit facility to, among other things, increase the amount available to be borrowed under the revolving credit facility from $275 million to $440 million. We also plan to amend the accounts receivable securitization facility no later than January 2007 to, among other things, increase the amount available to be borrowed under the accounts receivable securitization facility.
      In addition, WESCO Distribution’s senior subordinated notes are guaranteed on an unsecured senior basis by us. The guarantee of the Debentures is subordinated in right of payment to all of our existing and future senior debt. The notes are not guaranteed by any of our direct or indirect subsidiaries. The principal terms of the WESCO Distribution’s senior subordinated notes are summarized under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, which is incorporated herein by reference.
      On November 2, 2006, we issued $300 million in aggregate principal amount of 1.75% Convertible Senior Debentures due 2026. The principal terms of these debentures are summarized in our Current Report on Form 8-K filed on November 8, 2006, which is incorporated herein by reference.

DESCRIPTION OF THE DEBENTURES
      On September 27, 2005, we issued $150.0 million aggregate principal amount of Debentures in a private offering. As of the date of this prospectus, the aggregate principal amount of Debentures outstanding is $150.0 million. The Debentures were issued under an indenture dated as of September 27, 2005, among us, as issuer, WESCO Distribution, as guarantor, and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as trustee. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement dated as of September 27, 2005, among us, WESCO Distribution and the initial purchasers.
      The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the Debentures. The indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part, and you may request copies of these documents as set forth under the caption “Where You Can Find More Information.”
      When we refer to “WESCO International,” “we,” “our” or “us” in this section, we refer only to WESCO International, Inc. and not its subsidiaries.
Brief Description of the Debentures
      The Debentures:

•	are limited to $150.0 million aggregate principal amount;

•	bear interest at a rate of 2.625% per year, payable semi-annually in arrears, on April 15 and October 15 of each year, commencing on April 15, 2006;

•	beginning with the six-month interest period commencing October 15, 2010, bear contingent interest in the circumstances described under “— Contingent Interest;”

•	are general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	are unconditionally guaranteed, on a senior subordinated basis, by our subsidiary WESCO Distribution;

•	are convertible by you at any time on or prior to the close of business on the trading day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into cash and, under certain circumstances, shares of our common stock, initially at a conversion rate of 23.8872 shares of our common stock per $1,000 in principal amount of Debentures, which represents an initial conversion price of approximately $41.86 per share. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each day of the 20 consecutive trading days during the cash settlement averaging period (as defined below), all as set forth below under “— Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described herein;

•	are subject to redemption for cash by us at any time on or after October 15, 2010, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest (including contingent interest or additional interest, if any) to, but not including, the redemption date;

•	are subject to repurchase by us, at your option, on October 15, 2010, October 15, 2015 and October 15, 2020, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including contingent interest or additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put;”

•	are subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including contingent interest or additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Fundamental Change Put”; and

•	are due on October 15, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Repurchase at Option of the Holder — Fundamental Change Put.”
      No sinking fund is provided for the Debentures, and the Debentures are not subject to defeasance.
      The Debentures initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Debentures are shown on, and transfers of beneficial interests in the Debentures are effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Debentures held in DTC, see “— Form, Denomination and Registration — Global Debentures, Book-Entry Form.”
      If certificated Debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.
Payment at Maturity
      On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Debentures, together with premium, if any, and accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the maturity date. With respect to global Debentures, principal and interest (including contingent interest and additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Debentures, principal, premium, if any, and interest (including contingent interest and additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
Interest
      The Debentures bear interest at a rate of 2.625% per year. Interest will accrue from September 27, 2005, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing October 15, 2010, we will pay contingent interest under certain circumstances as described under “— Contingent Interest.” We will pay interest (including contingent interest and additional interest, if any) semi-annually, in arrears on April 15 and October 15 of each year, commencing on April 15, 2006, to holders of record at 5:00 p.m., New York City time, on the preceding April 1 and October 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (including contingent interest or additional interest, if any, but excluding any additional interest) on any Debentures when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including contingent interest and additional interest, if any) to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

Similarly, the interest payable upon redemption or repurchase following a fundamental change will be payable to the person to whom principal is payable upon maturity or pursuant to such redemption or repurchase following a fundamental change (unless the redemption date or the fundamental change repurchase date, as the case may be, is after a record date and on or prior to the corresponding interest payment date, in which case the semi-annual payment of interest becoming due on such interest payment date shall be payable to the holder of such Debentures registered as such on the applicable record date).

      We will pay interest on:

•	global Debentures to DTC in immediately available funds;

•	any certificated Debentures having a principal amount of less than $2,000,000, by check mailed to the holders of those Debentures; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Debentures having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”
      Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
      To the extent lawful, payments of principal, premium or interest (including contingent interest and additional interest, if any) on the Debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.
Contingent Interest
      Beginning with the six-month interest period commencing October 15, 2010, we will pay contingent interest during any six-month interest period to the holders of the Debentures if the trading price of the Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Debentures.
      During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the Debentures will equal 0.25% of the average trading price of $1,000 principal amount of Debentures during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.
      “Trading price” for purposes of determining contingent interest shall have the meaning set forth under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Debentures will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.
      We will notify holders by issuing a press release prior to the beginning of any six-month interest period that they will be entitled to receive contingent interest during such six-month interest period.

Subsidiary Guarantee
      WESCO Distribution, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of WESCO International under the indenture and the Debentures, whether for payment of principal of or interest on (including contingent interest or additional interest, if any) the Debentures, expenses, indemnification or otherwise (all such obligations guaranteed by WESCO Distribution are referred to herein as the “guaranteed obligations”). WESCO Distribution has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the Debenture holders in enforcing any rights under the WESCO Distribution guarantee. The WESCO Distribution guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by WESCO Distribution without rendering the indenture, as it relates to WESCO Distribution, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors — The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly you could have no claim against the guarantors.”
      The guarantor may, without the consent of the holders of Debentures, consolidate with, merge with or into or transfer all or substantially all of their assets to any other person organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving person assumes all of the guarantor’s obligations under the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Subordination
      The guarantee of the payment of principal of, premium and additional interest, if any, and interest (including contingent interest and additional interest, if any) on the Debentures is subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of WESCO Distribution, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of WESCO Distribution and is senior in right of payment to all existing and future Subordinated Obligations of WESCO Distribution. The Debentures also are effectively subordinated to any Secured Indebtedness of WESCO Distribution and its subsidiaries to the extent of the value of the assets securing such indebtedness and are effectively subordinated to all other obligations of the subsidiaries of WESCO Distribution.
      We conduct certain of our operations through subsidiaries of WESCO Distribution. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of WESCO Distribution, including the holders of Debentures by virtue of the guarantee of WESCO Distribution. The Debentures, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of WESCO Distribution. As of September 30, 2006 on an as adjusted basis, the subsidiaries of WESCO Distribution had approximately $243 million of Indebtedness, excluding guarantees of indebtedness under the revolving credit facility, but had trade payables and other liabilities incurred in the ordinary course of business. The indenture does not limit the incurrence of indebtedness by and the issuance of preferred stock by any of WESCO Distribution’s subsidiaries.
      As of September 30, 2006:

•	the outstanding Senior Indebtedness of WESCO Distribution was approximately $55 million, approximately $47 million of which was Secured Indebtedness (exclusive of unused commitments under the credit facilities); and

•	WESCO Distribution had no outstanding Senior Subordinated Indebtedness other than its senior subordinated notes and no outstanding Indebtedness that is subordinate or junior in right of repayment to the guarantee.
The indenture does not limit the incurrence of indebtedness by and the issuance of preferred stock by WESCO Distribution.
      With respect to WESCO Distribution, “Senior Indebtedness” means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of WESCO Distribution, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other indebtedness of WESCO Distribution, whether outstanding on the first closing date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the guaranteed obligations; provided, however, that Senior Indebtedness does not include:

•	any obligation of WESCO Distribution to any subsidiary;

•	any liability for federal, state, local or other taxes owed or owing by WESCO Distribution;

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

•	any indebtedness or obligation of WESCO Distribution (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of WESCO Distribution, including any Senior Subordinated Indebtedness of WESCO Distribution and any Subordinated Obligations of WESCO Distribution;

•	any payment obligations with respect to any capital stock; or

•	any indebtedness incurred in violation of the anti-layering provision in the indenture.
      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended, restated, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to WESCO Distribution whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.
      “Credit Agreement” means the amended and restated credit agreement dated as of June 17, 2005 among WESCO Distribution, the other Credit Parties (as defined therein) party thereto, General Electric Capital Corporation, for itself as lender and as agent for lenders, the CIT Group/ Business Credit, Inc., as syndication agent and lender and the other lenders party thereto from time to time, as amended, restated, supplemented, waived, refinanced, replaced, renewed, extended or otherwise modified from time to time.
      “Designated Senior Indebtedness” of WESCO Distribution means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of WESCO Distribution that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by WESCO Distribution in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.
      “Refinancing Indebtedness” means indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any indebtedness of WESCO Distribution or any Restricted Subsidiary existing on the closing date of this offering or incurred in compliance with the Note indenture (including indebtedness of WESCO Distribution that refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced, (ii) the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the average life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus any accrued interest and premium thereon and reasonable expenses incurred in connection therewith); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (as defined in the indenture) that Refinances Indebtedness of WESCO Distribution or (y) indebtedness of WESCO Distribution or a Restricted Subsidiary that refinances indebtedness of an Unrestricted Subsidiary (as defined in the indenture).
      “Subordinated Obligation” means any indebtedness of WESCO Distribution (whether outstanding on the closing date or thereafter incurred) that is subordinate or junior in right of payment to the WESCO Distribution guarantee pursuant to a written agreement.
      Only indebtedness of WESCO Distribution that is Senior Indebtedness ranks senior to the guarantee in accordance with the provisions of the indenture. The guarantee is in all respects rank pari passu with all other Senior Subordinated Indebtedness of WESCO Distribution, including WESCO Distribution’s senior subordinated notes. WESCO Distribution has agreed in the indenture that it will not incur, directly or indirectly, any indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.
      WESCO Distribution may not pay principal of, premium (if any) or interest (including contingent interest and additional interest, if any) in respect of the guarantee of the Debentures, and may not otherwise repurchase, redeem or otherwise retire any Debentures (collectively, “pay its guarantee”) if:

•	any Designated Senior Indebtedness is not paid in cash or cash equivalents when due; or

•	any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents.
However, WESCO Distribution may make payment in respect of its guarantee without regard to the foregoing, if WESCO Distribution and the trustee receive written notice approving such payment from the representative of the Designated Senior Indebtedness with respect to which either of the events set forth above has occurred and is continuing. During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, WESCO Distribution may not pay its guarantee for a period, referred to as “Payment Blockage Period,” commencing upon the receipt by the trustee (with a copy to WESCO Distribution) of written notice, or “Blockage Notice,” of such default from the representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and WESCO Distribution from the Person or Persons who gave such Blockage Notice, by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, WESCO Distribution may resume payments on its guarantee after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.
      Upon any payment or distribution of the assets of WESCO Distribution to creditors upon a total or partial liquidation or a total or partial dissolution of WESCO Distribution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to WESCO Distribution or its property, (1) the holders of Senior Indebtedness of WESCO Distribution will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the holders of the Debentures, pursuant to the guarantee, are entitled to receive any payment of principal of, premium (if any) or interest (including contingent interest and additional interest, if any) in respect of the guarantee of the Debentures and (2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which holders of the Debentures would be entitled in relation to the guarantee but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Debentures that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness of WESCO Distribution and pay it over to them as their interests may appear.
      If payment of the Debentures is accelerated because of an Event of Default, WESCO Distribution or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, WESCO Distribution may not pay the Debentures until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Debentures only if the subordination provisions of the indenture otherwise permit payment at that time.
      By reason of these subordination provisions contained in the indenture in relation to the guarantee, in the event of insolvency, creditors of WESCO Distribution who are holders of Senior Indebtedness of WESCO Distribution may recover more, ratably, than the holders of the Debentures, and creditors of WESCO Distribution who are not holders of Senior Indebtedness of WESCO Distribution or who are holders of Senior Subordinated Indebtedness of WESCO Distribution (including the Debentures by virtue of the guarantee of WESCO Distribution) may recover less, ratably, than holders of Senior Indebtedness of WESCO Distribution.
Conversion Rights
      Holders may convert their Debentures prior to the close of business on the trading day immediately preceding the maturity date based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $41.86 per share), only if the conditions for conversion described below are satisfied. The conversion rate is subject to adjustment as described below. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion of Debentures, we will pay cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. Unless we have previously redeemed or purchased the Debentures, you will have the right to convert any portion of the principal amount of any Debentures that is an integral multiple of $1,000 at any time on or prior to the close of business on the trading day immediately preceding the maturity date only under the following circumstances:

(1) prior to October 15, 2023, on any date during any fiscal quarter beginning after December 31, 2005 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) at any time on or after October 15, 2023;

(3) with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

(4) if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;

(5) if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;

(6) during a specified period if a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change”; or

(7) during the five consecutive trading-day period following any five consecutive trading-day period in which the average trading price for the Debentures was less than 98% of the product of the closing sale price of our common stock and the then current conversion rate for each day of such five trading-day period, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”
      In the case of clauses (4) and (5) immediately above, we will notify you at least 20 calendar days prior to the ex-dividend date for such distribution; once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clauses (4) and (5) immediately above, you may not convert your Debentures if you will otherwise participate in the distribution without conversion as a result of holding the Debentures.
      The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq System or by Pink Sheets LLC. In the absence of such a quotation, the closing sale price by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.
      Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (including contingent interest or additional interest, if any, but excluding any additional interest) on the Debentures. Accrued and unpaid interest (including contingent interest or additional interest, if any, but excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.
      If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including contingent interest and additional interest, if any) accrued and unpaid on your Debentures, notwithstanding your conversion of those Debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Debentures for conversion, you must pay us an amount equal to the interest (including contingent interest, if any, but excluding any additional interest) that has accrued and will be paid on the Debentures being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your Debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue contingent interest or additional interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to your Debentures.
      Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Debentures.
      We will not issue fractional shares of our common stock upon conversion of the Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day immediately preceding the conversion date.

Conversion Upon Specified Corporate Transactions
      You will have the right to convert your Debentures if we:

•	distribute to all or substantially all holders of our common stock rights, options or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.
      We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Debentures.
      You will also have the right to convert your Debentures if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets not constituting a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your Debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your Debentures during this period, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your Debentures immediately prior to the transaction.

Conversion Upon a Fundamental Change
      If a fundamental change (as defined under “— Repurchase at Option of the Holder — Fundamental Change Put”) occurs, you will have the right to convert your Debentures at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date. If you convert your Debentures in connection with a fundamental change, you will receive:

•	(1) cash equal to the lesser of (i) the principal amount of the Debentures converted and (ii) the conversion value and (2) if the conversion value exceeds the principal amount of the Debentures converted, an amount of cash, securities and other assets or property equal to such excess based on the consideration that you would have received if you had held a number of shares of common stock based on the conversion rate immediately prior to the transaction, with the conversion value based on the consideration received in such transaction; and

•	under certain circumstances, the transaction consideration with respect to additional shares of common stock, which will be in an amount determined as set forth under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental change.
      If you have submitted any or all of your Debentures for repurchase, unless you have withdrawn such Debentures in a timely fashion, your conversion rights on the Debentures so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Debentures for repurchase, such Debentures may be converted only if you submit a withdrawal notice, and if the Debentures are evidenced by global Debentures, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition
      You may surrender your Debentures for conversion prior to maturity during the five trading-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our common stock and the then current conversion rate for each day of such five-day trading period.
      The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the trustee for $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the Debentures will be deemed to be less than 98% of the applicable conversion rate of the Debentures multiplied by the closing sale price of our common stock on such determination date.
      The trustee will determine the trading price of the Debentures upon our request. We will have no obligation to make that request unless a holder of Debentures requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the Debentures for the applicable period.

Conversion Procedures

Procedures to be Followed by a Holder
      If you hold a beneficial interest in global Debentures, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable (including contingent interest or additional interest, if any, but excluding any additional interest) on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

      If you hold certificated Debentures, to convert you must:

•	complete and manually sign the conversion notice on the back of the Debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (including contingent interest or additional interest, if any, but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.
      The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
      You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion
      Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Debentures being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the twenty trading days during the cash settlement averaging period.
      The “cash settlement averaging period” with respect to any Debentures means the 20 consecutive trading-day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “— Optional redemption,” the “cash settlement averaging period” means the 20 consecutive trading days beginning on and including the twenty-third scheduled trading day prior to the applicable redemption date and except that with respect to any conversion arising solely by reason of the occurrence of a fundamental change, the “cash settlement averaging period” means the 20 consecutive trading days beginning on and including the twenty-third scheduled trading day prior to the fundamental change repurchase date.
      “Daily settlement amount,” for each $1,000 principal amount of Debentures, for each of the twenty trading days during the cash settlement averaging period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to, (A) the difference between the daily conversion value and $50, divided by (B) the closing sale price of our common stock for such day.
      “Daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the closing sale price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.
      “Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.
      “Market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
      We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the applicable cash settlement averaging period.
      We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the settlement amount.

Conversion Rate Adjustments
      We will adjust the conversion rate for certain events, including:

(1) issuances of our common stock as a dividend or distribution on our common stock;

(2) certain subdivisions, combinations or reclassifications of our common stock;

(3) issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase, for a period of up to 45 days, our common stock at less than the then-current market price of our common stock, provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

(4) distributions to all or substantially all holders of our common stock, shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the sixth succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash; or

•	any dividends or distributions referred to in the clause (1) above;

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by, a fraction,

•	the numerator of which will be the current market price of our common stock and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution.

(6) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7) purchases of our common stock pursuant to a tender offer or exchange offer by a person other than us or any or our subsidiaries in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this provision will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of WESCO International common stock to more than 25% of the total shares of common stock outstanding; and

•	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or sale of all or substantially all of our assets.
      For purposes of clause (3) and (5) above, “current market price” means the average closing sale price of our common stock for the 10 consecutive trading days immediately prior to the record date for the distribution requiring such computation.
      To the extent that any future rights plan adopted by us is in effect upon conversion of the Debentures into common stock only or a combination of cash and common stock, you will receive, in addition to the common stock, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the Debentures, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.
      We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a Debenture will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Debentures solely into common stock immediately prior to the record date for determining the stockholders entitled to receive the distribution.
      Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
      In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.
      If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Debenture will, without the consent of any holders of the Debentures, become convertible only into the cash and other consideration the holders of the Debentures would have received if they had converted their Debentures immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (assuming such holder of common stock received proportionately the same consideration received by all common stock holders in the aggregate), except in the limited case of a public acquirer change of control where we elect to have the Debentures convertible into public acquirer common stock as described below under “— Conversion After a Public Acquirer Change of Control” and except that the provisions above under “— Settlement Upon Conversion” relating to the satisfaction of the conversion obligation shall continue to apply with the daily conversion value calculated based on the consideration received in such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
      If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Material U.S. Federal Income and Estate Tax Considerations.”
      We may from time to time, to the extent permitted by law, increase the conversion rate of the Debentures by any amount for any period of at least 20 business days. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Debentures and (b) otherwise (1) five business days prior to the maturity of the Debentures (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date, unless such adjustment has already been made.
      If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control
      Prior to October 15, 2010, if and only to the extent you elect to convert your Debentures in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Repurchase at Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non- stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.
      A conversion of the Debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase at the Option of the Holder — Fundamental Change Put”).
      The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Debentures is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
      The following table sets forth the number of additional shares by which the conversion rate shall be adjusted:

	Stock Price

Effective Date	$31.01	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00

September 27, 2005	8.36	4.90	3.78	2.99	2.41	1.98	1.65	1.39	1.19	1.02
October 15, 2006	8.23	4.59	3.45	2.66	2.10	1.69	1.39	1.15	0.97	0.83
October 15, 2007	8.10	4.22	3.05	2.27	1.73	1.35	1.08	0.88	0.73	0.61
October 15, 2008	7.94	3.70	2.50	1.73	1.24	0.91	0.70	0.55	0.44	0.37
October 15, 2009	7.80	2.92	1.66	0.96	0.57	0.35	0.24	0.17	0.13	0.11
October 15, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
      The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $80.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $31.01 per share (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 32.2476 per $1,000 principal amount of the Debentures, subject to adjustments in the same manner as the conversion rate.
      Any conversion that entitles the converting holder to an adjustment to the conversion rate as described in this section shall be settled as described under “— Settlement Upon Conversion” above.

Conversion After a Public Acquirer Change of Control
      Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures

(subject to the satisfaction of certain conditions) into cash and shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
      A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Debentures, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      Upon a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures — Procedures to be Followed by a Holder” above) for cash and public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “— Settlement Upon Conversion” shall continue to apply except that reference to our common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Debentures owned by the holder as described below under “— Repurchase at Option of the Holders — Fundamental Change Put.”

Optional Redemption
      At any time on or after October 15, 2010, we may redeem all or a part of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures. In addition, we will pay interest (including contingent interest and additional interest, if any), on the Debentures being redeemed. This interest (including contingent interest and additional interest, if any), will include such interest accrued and unpaid to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest or additional interest, if any) and additional interest, if any, will be paid on the redemption date to the holder of record on the record date.

      We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of Debentures at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the Debentures called for redemption, and the conversion rate then in effect;

•	the date on which your right to convert the Debentures called for redemption will expire; and

•	the date on which the conversion and cash settlement averaging period will begin.
      If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any Debentures are to be redeemed in part only, we will issue a new Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.
      Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any Debentures during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.
      We may not redeem the Debentures if we have failed to pay interest on the Debentures and such failure to pay is continuing.
Repurchase at the Option of the Holder

Optional Put
      On October 15, 2010, October 15, 2015 and October 15, 2020, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest and additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures upon your exercise of your repurchase right. Our ability to repurchase Debentures in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
      We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that you must follow to require us to repurchase your Debentures.
      To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right

(together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of your Debentures to be repurchased, which must be in $1,000 multiples; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures;

•	if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
      If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	those Debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the Debenture holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.

Fundamental Change Put
      If a fundamental change (as defined below) occurs at any time prior to the maturity of the Debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest and additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures in cash upon a fundamental change. Our ability to repurchase the Debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
      A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body);

(2) the first day on which a majority of the members of our board of directors are not continuing directors;

(3) the adoption of a plan relating to our liquidation or dissolution;

(4) the consolidation or merger of us with or into any other person (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

(5) the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the Debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.
      However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on the Nasdaq National Market and, as a result of the transaction or transactions, the Debentures become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

      “Continuing directors” means, as of any date of determination, any member of the board of directors of WESCO International who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.
      The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
      On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Debentures on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Debentures.
      The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.
      To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of the Debentures to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.

      If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.
      This fundamental change repurchase right could discourage a potential acquirer of WESCO International. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
      Our obligation to repurchase the Debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Debentures.
Consolidation, Merger and Sale of Assets by WESCO International
      The indenture will provide that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the Debentures, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Debentures, the indenture and the registration rights agreement; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.
      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which WESCO International is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, WESCO International, and WESCO International shall be discharged from its obligations, under the Debentures, the indenture and the registration rights agreement.

      This covenant includes a phrase relating to the sale, conveyance, transfer and lease of “all or substantially all” of the assets of WESCO International. There is no precise, established definition of the phrase “all or substantially all” under New York law, which governs the indenture and the Debentures, or under the laws of Delaware, WESCO International’s state of incorporation. Accordingly, the ability of a holder of the Debentures to require us to repurchase the Debentures as a result of a sale, conveyance, transfer or lease of less than all of the assets of WESCO International may be uncertain.
      An assumption by any person of WESCO International’s obligations under the Debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Debentures for new Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default; Notice and Waiver
      An Event of Default is defined in the Debentures indenture as:

(i) a default in any payment of interest (including contingent interest and additional interest, if any) on any Debentures when due and payable and such default continues for 30 days;

(ii) a default in the payment of principal of, or premium, if any, on, any Debentures when due and payable at its stated maturity, upon redemption or required repurchase, upon declaration or otherwise;

(iii) the failure by WESCO International to comply with its obligations under the covenant described under “— Consolidation, Merger and Sale of Assets by WESCO International”;

(iv) the failure to deliver our common stock (including any additional shares), or cash in lieu thereof, or a combination of the foregoing, as applicable upon the conversion of any Debentures and such failure continues for five days following the scheduled settlement date for such conversion;

(v) the failure to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

(vi) the failure by WESCO International to comply for 60 days after notice with any other agreements contained in the Debentures or the indenture;

(vii) the failure by WESCO International or any of its significant subsidiaries to pay any indebtedness within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the indenture;

(viii) certain events of bankruptcy, insolvency or reorganization of WESCO International or any of its significant subsidiaries (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in excess of $35 million or its foreign currency equivalent against WESCO International or any of its significant subsidiaries if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(x) the guarantee shall be held in any judicial proceeding to be unenforceable or invalid.
      For the purposes of the foregoing provisions, the term “significant subsidiary” means any subsidiary that would be a “significant subsidiary” of WESCO International within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, but shall in no event include a Receivables Financing Entity, as such term is defined in the indenture.
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. However, a default under clauses (vi), (vii) or (ix) will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding Debentures notify WESCO International of the default and WESCO International does not cure such default within the time specified in clauses (vi), (vii) or (ix) hereof after receipt of such notice.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO International) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debentures by notice to WESCO International may declare the principal of and accrued but unpaid interest on all the Debentures to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO International occurs, the principal of and interest on all the Debentures will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of Debentures unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Debentures may pursue any remedy with respect to the indenture or the Debentures unless (i) such holder has previously given the trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Debentures have requested the trustee in writing to pursue the remedy, (iii) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense, (iv) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Debentures have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of Debentures notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest (including contingent interest and additional interest, if any) on any Debentures (including payments pursuant to the redemption provisions of such Debentures), the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of Debentures. In addition, WESCO International is required to deliver to the trustee, within 120 days after the end of each fiscal year of WESCO International, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. WESCO International also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action WESCO International is taking or proposes to take in respect thereof.
Amendments and Waivers
      Subject to certain exceptions, the indenture or the Debentures may be amended with the written consent of the holders of at least a majority in principal amount of the Debentures then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Debentures then outstanding. However, without the consent of each holder of an outstanding Debentures affected, no amendment may, among other things, (i) reduce the principal amount of Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest, contingent interest or additional interest on any Debentures, (iii) reduce the principal of or extend the stated maturity of any Debentures, (iv) reduce the amount payable in relation to the repurchase of any Debentures or change the time at which any Debentures may be put by holders for repurchase by WESCO International as described under “— Repurchase At the Option of the Holder”, (v) reduce any premium payable upon the redemption of any Debentures or change the time at which any Debentures may be redeemed as described under “— Optional Redemption”, (vi) make any Debentures payable in money other than that stated in the Debentures, (vii) make any change affecting the ranking of the Debentures or the guarantee, (viii) impair the right of a holder to institute suit for payment of any Debentures, (ix) adversely affect the right of a holder to convert any Debentures into cash and, if applicable, shares of our common stock (or the extent otherwise applicable, other property receivable upon conversion pursuant to the terms of the indenture) or reduce the conversion rate, except as permitted pursuant to the indenture, (x) make any change adversely affecting the rights of holders of Debentures with respect to the guarantee or (xi) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
      Without the consent of any holder, WESCO International and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of WESCO International under the indenture, to provide for uncertificated Debentures in addition to or in place of certificated Debentures (provided that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Code), to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of WESCO Distribution (or any representative thereof) under such subordination provisions, to add additional guarantees with respect to the Debentures, to secure the Debentures, to add to the covenants of WESCO International for the benefit of the holders of Debentures or to surrender any right or power conferred upon WESCO International, to make any change that does not adversely affect the rights of any holder of Debentures, subject to the provisions of the indenture, or to provide for a successor trustee, make any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Debentures in any material respect, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of WESCO Distribution then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.
      The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
      After an amendment under the indenture becomes effective, WESCO Distribution is required to mail to holders of Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Debentures Not Entitled to Consent
      Any Debentures held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Debentures have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation
      We may, to the extent permitted by law, repurchase any Debentures in the open market or by tender offer at any price or by private agreement. Any Debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled.
Rule 144A Information
      We will furnish to the holders or beneficial holders of the Debentures or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of WESCO International.
Information Concerning the Trustee and Common Stock Transfer Agent and Registrar
      We have appointed J.P. Morgan Trust Company, National Association, the trustee under the indenture, as paying agent, conversion agent, Debentures registrar and custodian for the Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Debentures, the trustee must eliminate such conflict or resign.
      Mellon Investor Services LLC is the transfer agent and registrar for our common stock.
Governing Law
      The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Calculations in Respect of the Debentures
      Except as otherwise provided herein, we will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Debentures upon the request of that holder.
Form, Denomination and Registration
      The Debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debentures, Book-Entry Form
      The Debentures are evidenced by one or more global Debentures. We have deposited the global Debentures with DTC and registered the global Debentures in the name of Cede & Co. as DTC’s nominee.

Except as set forth below, a global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global Debentures may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Debentures to such persons may be limited.
      Beneficial interests in a global Debentures held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Debentures, Cede & Co. for all purposes will be considered the sole holder of such global Debentures. Except as provided below, owners of beneficial interests in a global Debentures will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Debentures.
      We will pay principal of, premium, if any, and interest (including contingent interest and additional interest, if any) on, and the redemption price and the repurchase price of, a global Debentures to Cede & Co., as the registered owner of the global Debentures, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Debentures; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      DTC has advised us that it will take any action permitted to be taken by a holder of the Debentures, including the presentation of the Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Debentures are credited, and only in respect of the principal amount of the Debentures represented by the global Debentures as to which the participant or participants has or have given such direction.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in global Debentures among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in global Debentures may be exchanged for definitive certificated Debentures upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Debentures or the indenture. The indenture permits us to determine at any time and in our sole discretion that Debentures shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Restrictions on Transfer, Legends
      The Debentures and shares of common stock that are issued upon conversion will be subject to certain restrictions on transfer, as described below under “Notice to Investors.” The Debentures and share certificates will bear a legend regarding such transfer restrictions.
Registration Rights
      Upon the closing of the private offering, we and the guarantor entered into a resale registration rights agreement with the initial purchasers of the Debentures for the benefit of the holders of the Debentures. Pursuant to the agreement, we and the guarantor agreed, at our expense to use reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

(1) the date when the holders of transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act;

(2) the date when all transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures are registered under the registration statement of which this prospectus is a part and sold pursuant thereto; or

(3) the date when all transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      Each holder who sells securities pursuant to the registration statement of which this prospectus is a part generally will be:

•	required to be named as a selling securityholder in this prospectus;

•	required to deliver a prospectus to each purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	an event occurs and is continuing as a result of which the shelf registration statement would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

•	we reasonably determine that the disclosure of such event at such time would have a material adverse effect on the business of WESCO International and our subsidiaries, taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction or agreement, the disclosure of which would impede our ability to consummate such transaction or agreement, we may extend the suspension period from 45 days to 60 days.
      If,

•	except for permitted suspension periods described above, at any time after the effectiveness target date, the shelf registration statement ceases to be effective or fails to be usable and we do not cure the shelf registration statement within five business days by a post-effective amendment, a supplement to the prospectus or a report filed pursuant to the Exchange Act; or

•	we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360-day period
(each, a “registration default”), then additional interest will accrue on the Debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest, if any, will be paid semiannually in arrears, in cash, on each April 15 and October 15, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of Debentures to and including the 90th day following such registration default; and

•	0.50% of the principal amount of Debentures from and after the 91st day following such registration default.
In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your Debentures, you will cease to be entitled to receive any additional interest except as otherwise provided by the terms of the Debentures and the indenture.
      If the registration statement of which this prospectus is a part is not effective, the Debentures may not be sold or otherwise transferred except in accordance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.

DESCRIPTION OF CAPITAL STOCK
      The following summary of certain provisions of our capital stock is not complete and may not contain all the information you should consider before investing in the Debentures or our common stock. We encourage you to read our Restated Certificate of Incorporation because such document, and not this summary, defines the rights of holders of our preferred stock and common stock. Our Restated Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part, and you may obtain a copy of our Restated Certificate of Incorporation by the means described under “Where You Can Find More Information.”
Common Stock
      We may issue, either separately or together with other securities, shares of our common stock. Under our Restated Certificate of Incorporation, we are authorized to issue up to 210,000,000 shares of our common stock, $.01 par value. As of November 30, 2006, we had 49,264,202 shares of common stock issued and outstanding. Under our Restated Certificate of Incorporation, we also are authorized to issue up to 20,000,000 shares of Class B nonvoting convertible common stock, $.01 par value. As of November 30, 2006, we had no shares of Class B common stock outstanding.
      Voting Rights. Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative votes in the election of directors.
      Dividend Rights. The holders of common stock are entitled to dividends and other distributions if, as and when declared by our Board of Directors out of assets legally available therefore, subject to the rights of any holder of preferred stock, restrictions set forth in our credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. The holders of common stock and Class B common stock are entitled to equivalent per share dividends and distributions.
      Other Rights. Upon our liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share pro rata (on an equal basis with the holders of the Class B common stock) in the distribution of all of our assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of our common stock, nor are they entitled to the benefits of any sinking fund provisions.
Class B Common Stock
      Our Class B common stock is identical to our common stock in all respects except that the holders of Class B common stock will have no right to vote, except as required by law. Shares of Class B common stock automatically convert into the same number of shares of common stock upon the sale or transfer by the holder thereof to a non-affiliate of ours. To the extent permitted by law, each holder of Class B common stock is entitled to convert any or all shares of Class B common stock held into the same number of shares of common stock at any time.
Preferred Stock
      We may elect to issue shares of our preferred stock, $.01 par value, from time to time in one or more series. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock and Class B common stock, and shares of preferred stock may be convertible into our common stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and Class B common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of common stock and Class B common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of our common stock. In addition, the issuance of any shares of preferred stock could have the effect of delaying, deferring or preventing a change of control.

      Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series without any approval of our stockholders. Our Board of Directors determines the rights, qualifications, restrictions and limitations relating to each series of our preferred stock at the time of issuance, and such rights, qualifications, restrictions and limitations may differ with respect to those of shares of preferred stock of a different series. Our Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in one or more series. As of November 30, 2006, no shares of preferred stock were designated or were issued and outstanding. We may amend from time to time our Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock.
      For a complete description of any series of preferred stock issued by us, you should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or the applicable certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware.
      The preferred stock will, when issued, be fully paid and nonassessable.
      Dividend Rights. The preferred stock will be preferred over our common stock and Class B common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our Board of Directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable terms of the series of preferred stock. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable terms of the series of preferred stock. Accruals of dividends will not bear interest.
      Rights Upon Liquidation. The preferred stock will be preferred over our common stock and Class B common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable terms of the series of preferred stock. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.
      Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable terms of the series of preferred stock. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of preferred stock to the extent set forth in the applicable terms of the series of preferred stock.
      Voting Rights. Except as indicated in the applicable terms of the series of preferred stock, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock, Class B common stock and the holders of all series of preferred stock will vote together as one class.
Certain Provisions of Our Restated Certificate of Incorporation
      Our Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, each class being elected for a term of three years expiring at successive yearly intervals. In addition, our Restated Certificate of Incorporation requires a vote of a majority of the remaining Board of Directors to fill a vacancy on our Board of Directors and does not permit vacancies to be filled by a vote of our stockholders. Our Restated Certificate of Incorporation provides that vacancies filled by our Board of Directors will be filled for the remainder of the term of the class in which the vacancy occurs. Our

Restated Certificate of Incorporation further states that a decrease in the number of directors will not shorten the term of any incumbent.
Section 203 of the Delaware General Corporation Law
      We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides in general that an interested stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date the corporation’s board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder; or

•	the business combination is approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
      A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.
Transfer Agent and Registrar
      The Transfer Agent and Registrar for our common stock is Mellon Investor Services LLC.

SELLING SECURITYHOLDERS
      The Debentures were originally issued by us in an offering exempt from the registration requirements of the Securities Act to initial purchasers who represented to us that they were qualified institutional buyers. Each initial purchaser and institution that purchased the Debentures from the initial purchaser and who has provided us with a completed questionnaire setting forth the information specified below, and that selling securityholder’s transferees, pledgees, donees and other successors which we refer to collectively as the “selling securityholders,” may from time to time offer and sell pursuant to this prospectus or any applicable prospectus supplement, any or all of the Debentures held by that selling securityholder, including the related guarantee, and common stock into which the Debentures are convertible.
      The following table sets forth, to our knowledge, information as of December 17, 2006 with respect to the selling securityholders and the principal amounts of Debentures beneficially owned by each selling securityholder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling securityholders pursuant to the questionnaires referred to above. No holder of the Debentures may sell the Debentures, including the related guarantee, or shares of common stock without furnishing to us a questionnaire setting forth the information specified below.
      The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. No selling securityholder beneficially owns one percent or more of the Debentures or of our common stock, assuming conversion of the selling securityholders’ Debentures, and no selling securityholder has had any material relationship with us or our affiliates within the past three years, except as otherwise indicated in the table below.
      Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the Debentures, is subject to adjustment in the event of stock splits, stock dividends, reorganizations and similar events described in this prospectus.

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold (1)	(1)	Sold (1)(2)	(1)(3)

1976 Distribution Trust, F.B.O. A.R. Lander (4)	$6,000	*	143	*
2000 Revocable Trust, F.B.O. A.R. Lander (4)	6,000	*	143	*
Advent Convertible Arbitrage Master (4)	2,759,000	1.84%	65,904	*
Alcon Laboratories (4)	581,000	*	13,878	*
Allstate Insurance Company (5)	1,500,000	1.00%	35,830	*
Aloha Airlines Non-Pilots Pension Trust (6)	65,000	*	1,552	*
Anthony Munk (7)	160,000	*	3,821	*
Arkansas PERS (6)	1,650,000	1.10%	39,413	*
Arlington County Employees Retirement System (4)	832,000	*	19,874	*
Astraszencea Holdings Pension (6)	155,000	*	3,702	*
ATSF — Transamerica Convertible Securities (8)	5,000,000	3.33%	119,436	*
Bank of America Pension Trust (9)	2,500,000	1.67%	59,718	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold (1)	(1)	Sold (1)(2)	(1)(3)

Barnet Partners Ltd. (9)	2,000,000	1.33%	47,774	*
B.C. McCabe Foundation (10)	120,000	*	2,866	*
Boilermakers Blacksmith Pension Trust (6)	2,225,000	1.48%	53,149	*
British Virgin Islands Electric Corp. (4)	9,000	*	214	*
British Virgin Islands Social Security Board (4)	192,000	*	4,586	*
CBARB, a Segregated Account of Geode Capital Master Fund, Ltd. (11)	4,000,000	2.67%	95,548	*
City University of New York (4)	101,000	*	2,412	*
CNH CA Master Account, L.P. (12)	24,600,000	16.40%	587,625	1.18%
Credit Suisse Securities LLC (13)	1,500,000	1.00%	35,830	*
City of Shreveport (LA) Employees Retirement System (10)	190,000	*	4,538	*
City University of New York (4)	166,000	*	3,965	*
Commissioners of the Land Office (10)	695,000	*	16,601	*
Delaware PERS (6)	1,245,000	*	29,739	*
Delta Airlines Master Trust (6)	490,000	*	11,704	*
D.E. Shaw Valence Portfolios, L.L.C. (14)	15,000,000	10.00%	358,308	*
Forest Fulcrum Fund LP (15)	211,000	*	5,040	*
Forest Global Convertible Fund, Ltd., Class A-5 (15)	305,000	*	7,285	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio (15)	176,000	*	4,204	*
FPL Group Employees Pension Plan (6)	440,000	*	10,510	*
Froley Revy Alternative Strategies (6)	1,025,000	*	24,484	*
Froley Revy Convertible Arbitrage Offshore (6)	1,000,000	*	23,887	*
GLG Market Neutral Fund (16)	7,000,000	4.67%	167,210	*
Goldman Sachs & Co. (17)	9,497,000	6.33%	226,856	*
Goldman Sachs & Co. Profit Sharing Master Trust (18)	171,000	*	4,084	*
General Motors Management Investment Corp. (19)	7,000,000	4.67%	167,210	*
Grable Foundation (4)	94,000	*	2,245	*
Grace Convertible Arbitrage Fund, Ltd. (20)	5,000,000	3.33%	119,436	*
Grady Hospital (4)	159,000	*	3,798	*
Hallmark Convertible Securities Fund (6)	20,000	*	477	*
Highbridge International LLC (21)	15,000,000	10.00%	358,308	*
HFR CA Global Opportunity Master Trust (15)	351,000	*	8,384	*
HFR CA Opportunity Master Trust (15)	117,000	*	2,794	*
HFR RVA Select Performance Master Trust (15)	31,000	*	740	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold (1)	(1)	Sold (1)(2)	(1)(3)

ICI American Holdings Trust (6)	370,000	*	8,838	*
IDEX — Transamerica Convertible Securities Fund (8)	2,500,000	1.67%	59,718	*
Independence Blue Cross (4)	860,000	*	20,542	*
Institutional Benchmarks Master Fund Ltd. (15)	320,000	*	7,643	*
Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust (10)	735,000	*	17,557	*
Intl. Truck & Engine Corp Retirement Plan for Salaried Employee’s Trust (10)	100,000	*	2,388	*
Jerome Hyman (4)	4,000	*	95	*
KBC Financial Products USA Inc. (21)	2,750,000	1.83%	65,689	*
KeySpan Foundation (10)	65,000	*	1,552	*
KeySpan Insurance Company (10)	155,000	*	3,702	*
Legg Mason Partners Convertible Fund (19)	900,000	*	21,498	*
Lehman Brothers Inc. (23)	15,100,000	10.07%	360,696	*
LLT Limited (15)	138,000	*	3,296	*
Lord Abbett Investment Trust — LA Convertible Fund (10)	3,250,000	2.17%	77,633	*
Lyxor/ Forest Fund Limited (14)	680,000	*	16,243	*
Lyxor Master Trust Fund (4)	124,000	*	2,962	*
Lyxor Quest Fund Ltd. (24)	3,000,000	2.00%	71,661	*
Mackay Shields LLC, as investment advisor to Aftra Health Fund (25)	230,000	*	5,494	*
Mackay Shields LLC, as investment advisor to United Overseas Bank (SGD) (25)	45,000	*	1,074	*
Mackay Shields LLC, as investment advisor to United Overseas Bank (USD) (25)	40,000	*	955	*
Mackay Shields LLC, as sub-advisor to Mainstay Convertible Fund (25)	4,185,000	2.79%	99,967	*
Mackay Shields LLC, as sub-advisor to Mainstay VP Convertible Fund (25)	3,005,000	2.00%	71,781	*
Mackay Shields LLC, as sub-advisor to New York Life Insurance Co. Post 82 (25)	2,210,000	1.47%	52,790	*
Mackay Shields LLC, as sub-advisor to New York Life Insurance Co. Pre 82 (25)	985,000	*	23,528	*
Mackay Shields LLC, as sub-advisor to New York Life Separate A/ C 7 (25)	75,000	*	1,791	*
Maurice Kent (4)	14,000	*	334	*
Met Investor Series Trust — Bond Debenture (10)	500,000	*	11,943	*
National Fuel & Gas Company Retirement Plan (10)	500,000	*	11,943	*
New Orleans Firefighters (4)	59,000	*	1,409	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold (1)	(1)	Sold (1)(2)	(1)(3)

NFS-SCI Funeral and Merchandise Fixed Common Trust (10)	170,000	*	4,060	*
Occidental Petroleum (4)	373,000	*	8,909	*
OCLC Online Computer Library Center, Inc. (6)	50,000	*	1,194	*
Online Computer Library Center Inc. (10)	50,000	*	1,194	*
Otterbein Homes (4)	45,000	*	1,074	*
Otterbein Pension (4)	15,000	*	358	*
OZ Master Fund, Ltd. (18)	22,079,000	14.72%	527,405	1.06%
Pebble Limited Partnership (7)	960,000	*	22,931	*
Pension, Hospitalization Benefit Plan of the Electrical Ind. Plan (10)	280,000	*	6,688	*
Peoples Benefit Life Insurance Company Teamsters (9)	4,000,000	2.67%	95,548	*
Police & Firemen of the City of Detroit (4)	630,000	*	15,048	*
Prudential Insurance Co. of America (6)	95,000	*	2,269	*
Philadelphia Board of Pensions (10)	540,000	*	12,899	*
Promutual (4)	1,051,000	*	25,105	*
Putnam Convertible Income — Growth Trust (26)	5,800,000	3.87%	138,545	*
Quest Global Convertible Master Fund Ltd. (24)	500,000	*	11,943	*
Redbourn Partners Ltd. (9)	2,000,000	1.33%	47,774	*
Russell Simmons IRA (4)	2,000	*	47	*
San Francisco Public Employees Retirement System (4)	1,646,000	1.10%	39,318	*
Satellite Convertible Arbitrage Master Fund LLC (27)	1,000,000	*	23,887	*
Silvercreek Limited Partnership (7)	4,590,000	3.06%	109,642	*
Silvercreek II Limited (7)	3,290,000	2.19%	78,588	*
Simmons 3 (4)	16,000	*	382	*
South Dakota Retirement System (28)	3,000,000	2.00%	71,661	*
Sphinx Convertible Arbitrage SPC (15)	288,000	*	6,879	*
State of Oregon/ Equity (6)	4,700,000	3.13%	112,269	*
Syngenta AG (6)	270,000	*	6,449	*
Total Fina Elf Finance USA, Inc.(10)	295,000	*	7,046	*
Travelers Series Tr-Managed Asset Trust (VA FD) CNV (19)	150,000	*	3,583	*
Trust Mark (4)	404,000	*	9,650	*
UBS AG London F/ B/ O HFS (29)	500,000	*	11,943	*
Vermont Mutual Insurance Company (10)	135,000	*	3,224	*
Vicis Capital Master Fund (30)	5,000,000	3.33%	119,436	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold (1)	(1)	Sold (1)(2)	(1)(3)

Wachovia Bank, NA, as Trustee for the SCI Cemetary Merchandise Common Trust (10)	100,000	*	2,388	*
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund (10)	10,000	*	238	*
Wachovia Securities Intl Ltd. (31)	8,000,000	5.33%	191,097	*

Total (1)	$150,000,000	100%	3,583,080	6.78%

*	Less than 1%.

(1)	The maximum principal amount of Debentures, including the related guarantee, and underlying shares of common stock that may be sold by selling securityholders pursuant to this prospectus may not exceed $150,000,000 and 3,583,080 shares of common stock issuable upon conversion of the Debentures. The sum of the principal amount of Debentures beneficially owned by selling securityholders that are included in this prospectus is more than $150,000,000 because certain of the selling securityholders may have transferred their Debentures in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result, we have received beneficial ownership information from additional selling securityholders with respect to the same Debentures or shares of underlying common stock. Accordingly, there also may be additional holders of Debentures who have not yet returned a questionnaire to us.

(2)	Assumes conversion of all of the selling securityholder’s Debentures at the initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the Debentures. However, the conversion rate will be subject to adjustment as described under “Description of the Debentures — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(3)	Calculated based on 49,264,202 shares of common stock outstanding as of November 30, 2006. In calculating these percentages for each holder of Debentures, we also treated as outstanding that number of shares of common stock issuable upon conversion of the holder’s Debentures. However, we did not assume the conversion of any other securities held by a different holder.

(4)	Paul Iatronica has voting and investment power over these securities.

(5)	The selling securityholder is a wholly owned subsidiary of The Allstate Corporation, an SEC-reporting company (NYSE: ALL). The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(6)	Froley, Revy Investment Company, Inc. is the investment manager for the selling securityholder with respect to the securities being offered by the selling securityholder. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Company, Inc.

(7)	Louise Morwick and Bryn Joynt, president and vice president, respectively, of Silvercreek Management Inc., have voting and investment control over the securities being offered by the selling securityholder.

(8)	Transamerica Investment Management, LLC is the investment advisor for the selling securityholder with respect to the securities being offered by the selling securityholder. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(9)	Camden Asset Management has the power to direct the voting and disposition of the securities being offered by the selling securityholder. Alex Lach is the portfolio manager of the selling securityholder.

(10)	Maren Lindstrom, on behalf of Lord Abbett & Co., has voting and investment power over the securities being offered by the selling securityholder.

(11)	Phil Dumas has voting power and investment control over the securities being offered by the selling securityholder.

(12)	CNH Partners, LLC is Investment Advisor of the selling securityholder and has sole voting and dispositive power over the securities being offered by the selling securityholder. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(13)	D. E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment control over any shares of common stock issuable upon conversion of the Debentures owned by the selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the Debentures on D. E. Shaw & Co. L.P.’s behalf. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(14)	The selling securityholder is a wholly owned subsidiary of Credit Suisse Group, which is an SEC-reporting company. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter.

(15)	Forest Investment Management LP has sole voting control and shared investment control of the securities being offered by the selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd. Forest Fulcrum Fund LP has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter.

(16)	The selling securityholder is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the selling securityholder. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holding, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman, and, as a result, each has voting and dispositive power over the securities held by the selling securityholder. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the selling securityholder, except for their pecuniary interest therein.

(17)	The selling securityholder is a wholly owned subsidiary of The Goldman Sachs Group, Inc., an SEC-reporting company (NYSE: GS). The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter. The selling securityholder contains multiple business units, as well as Aggregation Units (as defined in Regulation SHO). In the ordinary course of its business, various business units and Aggregation Units may hold positions (both long and short) in various securities at any particular point in time, including during the periods in question. The selling securityholder may hold such position on a proprietary basis, as a market maker or in connection with the facilitation of customer orders. The selling securityholder was a joint book-running manager for private offering of Debentures completed in September 2005.

(18)	Daniel S. Och, as Senior Managing Member of OZ Management, LLC, the investment manager of the selling securityholder, may be deemed to have voting power and investment control over the securities being offered by the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(19)	Salomon Brothers Asset Management, Inc. acts as discretionary investment advisor of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. Salomon Brothers Asset Management, Inc. is a wholly owned subsidiary of Legg Mason, Inc., a publicly held entity.

(20)	Michael Brailov has voting and investment control over the securities being offered by the selling securityholder.

(21)	Highbridge Capital Management, LLC is the trading manager of the selling securityholder and consequently has voting control and investment discretion over securities being offered by the selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by the selling securityholder.

(22)	Alex Bezjian, Darren Carter, Jason Cuevas, Damir Delic, Luke Edwards, Jeff Engelberg, Dennis Fitzgerald, Thomas Korossy, Liming Kwan, Dan Lerner, Daniel McAloon, Brian Murphy, Eric Needleman, Timothy Quarnstrom, David Ricciardi, Quincy Scott, Rupen Soultanian, Mark Sullivan, John Tonzola, Tim Vaughan, Vincenzo Vigliotti, Richard Winter and Brandon Yarckin exercise voting or investment control over the securities being offered by the selling securityholder.

(23)	The selling securityholder is an SEC-reporting company. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter. The selling securityholder was a joint book-running manager for private offering of Debentures completed in September 2005.

(24)	Frank Campana and James Doolin have voting and investment power over the securities being offered by the selling securityholder.

(25)	Mackay Shields LLC, a registered investment advisor, is an indirect wholly-owned subsidiary of New York Life Insurance Company, a publicly held company. Mackay Shields LLC does not own any equity interest in the funds and accounts but has voting and dispositive power over the aggregate principal amount of debentures identified above as beneficially owned by the selling securityholder. Edward Silverstein, Managing Director of Mackay Shields LLC, is the portfolio manager for the selling securityholder. Mr. Silverstein, Mackay Shields LLC and all employees and members of Mackay Shields LLC disclaim beneficial ownership of the debentures held by the selling securityholder, except for their pecuniary interest therein. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(26)	Putnam Investment Management, LLC is the investment manager for the selling securityholder with respect to the securities being offered. Putnam Investment Management, LLC, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., an SEC-reporting company (NYSE: MMC). The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(27)	The discretionary investment manager of the selling securityholder is Satellite Asset Management, L.P. The controlling entity of Satellite Asset Management, L.P. is Satellite Fund Management, LLC. The managing members of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino, Gabe Nechamkin. Satellite Asset Management, L.P., Satellite Fund Management, LLC and each named individual disclaims beneficial ownership of the securities being offered by the selling securityholder.

(28)	Dan Frasier and Ross Sandine have voting and investment power over the securities being offered by the selling securityholder. The selling securityholder has advised us that it separately beneficially owns 64,500 shares of our common stock.

(29)	Dominic Lynch has voting or investment power over the securities being offered by the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(30)	John Succo, Sky Lucas and Shad Stastney exercise voting or investment control over the securities being offered by the selling securityholder.

(31)	Wachovia Corporation, a registered investment company under the Investment Company Act of 1940, as amended, has voting and/or investment power over the securities being offered by the selling securityholder. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter.

      With respect to selling securityholders that have identified themselves as affiliates of broker-dealers, we believe that such entities acquired their Debentures or underlying common stock in the ordinary course of business and, at the time of the purchase of the Debentures or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the Debentures or underlying common stock. To the extent that we become aware that such entities did not acquire their Debentures or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement or a prospectus supplement to this prospectus, to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Debentures since the date as of which the information is presented in the above table. Because the selling securityholders may offer all or some of their Debentures or the underlying common stock from time to time, we cannot estimate the amount of the Debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
      The following general discussion represents the opinion of our counsel, Kirkpatrick & Lockhart Nicholson Graham LLP, as to material U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of the Debentures, and where noted, the common stock, as of the date of this registration statement. Except where noted, this discussion deals only with a Debenture or common stock held as a capital asset by a holder who purchased the Debentures on original issuance at its initial offering price, and does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the Debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity such as a partnership;

•	a U.S. person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation;”

•	a “passive foreign investment company;” or

•	a U.S. expatriate.
      This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.
      For purposes of this discussion, a U.S. holder is a beneficial owner of a Debenture that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      The term “non-U.S. holder” means a beneficial owner of a Debenture or share of common stock (other than a partnership) that is not a U.S. holder.

      If a partnership holds the Debentures, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Debentures, you should consult your own tax advisors.
      No statutory, administrative or judicial authority directly addresses the treatment of the Debentures or instruments similar to the Debentures for U.S. federal income and estate tax purposes. The Internal Revenue Service (the “IRS”) has issued a revenue ruling with respect to instruments similar to the Debentures. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income and estate tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.
      If you are considering the purchase of Debentures, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the Debentures, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
U.S. Holders
      The following discussion is a summary of the material U.S. federal income tax consequences that apply to you if you are a U.S. holder of Debentures.

Classification of the Debentures
      Under the indenture governing the Debentures, we and each holder of the Debentures agree, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the Debentures will be so treated and does not address any possible differing treatments of the Debentures. However, the application of the Contingent Debt Regulations to instruments such as the Debentures is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the Debentures to the extent of common stock received, and might recognize capital gain or loss upon a taxable disposition of its Debentures. Holders should consult their tax advisors concerning the tax treatment of holding the Debentures.

Accrual of Interest
      Under the Contingent Debt Regulations, actual cash payments on the Debentures, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the Debentures;

•	require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the Debentures.

      You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Debentures that equals:

•	the product of (i) the adjusted issue price (as defined below) of the Debentures as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the Debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the Debentures.
      The issue price of a Debenture will be the first price at which a substantial amount of the Debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the Debentures.
      Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the Debentures. We have determined the comparable yield of the Debentures based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Debentures. Accordingly, we have determined that the comparable yield is an annual rate of 7.98%, compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us.
      In order for you to calculate the accrual of original issue discount, you will need a copy of the projected payment schedule. The projected payment schedule was generated at the time of the issuance of the Debentures and will not change over the term of the Debentures. We are required to furnish to you the projected payment schedule that includes the actual interest payments, if any, on the Debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the Debentures taking into account the fair market value of the cash and common stock that might be paid upon a conversion of the Debentures. You may obtain the projected payment schedule by submitting a written request for it to us at our address set forth in “Where You Can Find More Information.” By purchasing the Debentures, you will agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the Debentures.
      The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the Debentures and do not constitute a projection or representation regarding the actual amount of the payments on a Debenture.

Adjustments to Interest Accruals on the Debentures
      If the actual contingent payments made on the Debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the Debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the Debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. Such an adjustment will be calculated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the Debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, Exchange, Conversion or Redemption
      Upon the sale, exchange, conversion or redemption of a Debenture, you generally will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Debentures. As a holder of a Debenture, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the cash and fair market value of our common stock that you receive on conversion as a contingent payment. Such gain on a Debenture generally will be treated as ordinary income. Loss from the disposition of a Debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the Debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the Debentures were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.
      Special rules apply in determining the tax basis of a Debenture. Your tax basis in a Debenture is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the Debentures, and reduced by the projected amount of any payments previously scheduled to be made on the Debentures.
      Under this treatment, your adjusted tax basis in the common stock received upon conversion of a Debenture will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion. Given the uncertain tax treatment of instruments such as the Debentures, you should contact your tax advisers concerning the tax treatment on conversion of a Debenture and the ownership of the common stock.

Constructive Distributions
      The conversion ratio of the Debentures will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, generally will not be considered to result in a deemed distribution to you. Conversion rate adjustments provided in the Debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) that result in (i) holders of our common stock receiving cash, securities or other property and (ii) an increase in your relative equity interest in the Company will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made and such adjustments do not qualify as being made pursuant to a bona fide reasonable adjustment formula, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

You should consult your tax advisors concerning the tax treatment of such constructive dividends received by you.

Possible Effect of the Adjustment to Conversion Rate Upon a Non-Stock Change of Control
      In certain situations, we may be obligated to adjust the conversion rate of the Debentures (as described above under “Description of the Debentures — Conversion After a Public Acquirer Change of Control”) or in lieu of such adjustment, provide for the conversion of the Debentures into shares of a public acquirer (as described above under “Description of the Debentures — Conversion After a Public Acquirer Change of Control”). Such adjustment will result in a deemed taxable exchange to a holder unless both the Debentures and the modified Debentures constitute securities for U.S. federal income tax purposes. The determination of whether a debt instrument is a security depends upon an overall evaluation of the facts and circumstances surrounding the debt instrument, including the nature of the debt instrument, the holder’s degree of participation and the extent of proprietary interest compared with the similarity of the debt instrument to a cash payment. One important factor is the length to maturity of that instrument. Generally, a debt instrument with an original maturity of 10 years or more constitutes a security, while a debt instrument with an original maturity of five years or less or arising out of the extension of trade credit does not constitute a security. In the event of a non-stock change of control, holders should consult their tax advisors concerning the U.S. federal income tax consequences of the adjustment of the conversion rate or the conversion into shares of a public acquirer.
Non-U.S. Holders
      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Debentures or shares of common stock. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the Debentures
      The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under “— U.S. Holders” and a payment of cash and common stock pursuant to a conversion and including any gain from the sale or exchange of a Debenture that is treated as interest for this purpose) on a Debenture, provided that:

•	interest paid on the Debenture is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on a Debenture is described in Section 881(c)(3)(A) of the Code;

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a “U.S. real property holding corporation;” and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) you hold your Debentures through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.
Special certification rules apply to holders that are pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest (including original issue discount) paid on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
      If you are engaged in a trade or business in the United States and interest (including original issue discount) on a Debenture is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you satisfy the certification requirement described above under “— Payments with Respect to the Debentures”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Payments on Common Stock and Constructive Dividends
      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see “— U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Redemption or Other Disposition of Shares of Common Stock
      Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
      An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.
      We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a “U.S. real property holding corporation” and our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder of common stock who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock would be subject to U.S. federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax
      The U.S. federal estate tax will not apply to Debentures owned by you at the time of your death, provided that any payment to you on the Debentures, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described above under “— Payments with Respect to the Debentures” without regard to the sixth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.
Backup Withholding and Information Reporting
      In general, if you are a U.S. holder of Debentures or shares of common stock information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a Debenture or share of common stock made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income. In general, if you are a non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under “— Payments With Respect to the Debentures.” We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
      In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a Debenture or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds of the sale of the Debentures, including the related guarantee, and the common stock issuable upon conversion of the Debentures offered by this prospectus. The Debentures, including the related guarantee, and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying common stock.
      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Debentures and the common stock issuable upon conversion of the Debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the Debentures and the common stock issuable upon conversion of the Debentures are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      The Debentures and the common stock issuable upon conversion of the Debentures may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures and underlying common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the underlying common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      In connection with the sales of the Debentures and the common stock issuable upon conversion of the Debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and the underlying common stock short and deliver the Debentures and the underlying common stock to close out short positions, or loan or pledge Debentures and the underlying common stock to broker-dealers that, in turn, may sell the Debentures and the underlying common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the common stock issuable upon conversion of the Debentures by the selling securityholders. The selling securityholders may decide not to sell all or a portion of the Debentures and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell Debentures or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the Debentures and the underlying common stock by other means not described in this prospectus. Any Debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
      Our common stock is traded is currently traded on the New York Stock Exchange under the ticker symbol “WCC.” We do not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures in any automated quotation system. The Debentures originally issued in the private offering are eligible for trading on The PORTALsm Market of the National Association of Securities Dealers, Inc. However, Debentures sold pursuant to this prospectus will no longer be eligible for trading on The PORTALsm Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Debentures.
      The selling securityholders and any other persons participating in the distribution of the Debentures or the common stock issuable upon conversion of the Debentures will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying common stock to engage in market-making activities with respect to the particular Debentures and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Debentures and the underlying common stock and the ability to engage in market-making activities with respect to the Debentures and the underlying common stock.
      Under the registration rights agreement entered into with the initial purchasers of the Debentures issued in the private offering, we agreed to, at our expense, use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•	the date when the holders of transfer restricted Debentures and shares of common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act;

•	the date when all transfer restricted Debentures and shares of common stock issuable upon conversion of the Debentures are registered under the registration statement of which this prospectus is a part and sold pursuant to such registration statement; and

•	the date when all transfer restricted Debentures and shares of common stock issuable upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in confidence.
      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
      We also agreed to pay liquidated damages to certain holders of the Debentures and the shares of common stock issuable upon conversion of the Debentures if the prospectus is unavailable for periods in excess of those permitted.
      We have agreed to pay substantially all of the expense incidental to the registration, offering and sale of the Convertible Debentures and the common stock issuable upon conversion of the Debentures to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS
      The validity of the issuance of the Debentures, including the related guarantee, and the common stock issuable upon conversion of the Debentures has been passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to management’s exclusion of Carlton-Bates Company and Fastec Industrial Corp. from its assessment of internal control over financial reporting as of December 31, 2005 because they were acquired by the Company in purchase business combinations during 2005) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The valuation of intangible assets referred to in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, incorporated by reference in this prospectus, was conducted by American Appraisal Associates, Inc., an independent appraiser.
      The financial statements of Communications Supply Holdings, Inc. & Subsidiary as of December 30, 2005 and December 31, 2004 and for the year ended December 30, 2005, and the period from inception (May 4, 2004) through December 31, 2004, and of the Predecessor for the period from December 27, 2003 through May 3, 2004 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet address is www.sec.gov. In addition, our common stock, $.01 par value, is listed on the New York Stock Exchange under the ticker symbol “WCC,” and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our reports and other information also can be accessed at our Internet site. Our Internet address is www.wesco.com. The information on our Internet site is not a part of this prospectus.
INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus.

      We incorporate by reference the following documents that we have filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

Our SEC Filings File No. 001-14989	Period for or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2006
Current Reports on Form 8-K	March 3, April 13, July 3, October 3 and 27 and November 7 and 8, 2006
      Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: WESCO International, Inc., Attention: Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number: (412) 454-2200. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site and our Internet site.

PART II
INFORMATION NOT REQUIRED IN DOCUMENT

Item 16.	Exhibits And Financial Statement Schedules
      (a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

2.2	Agreement and Plan of Merger, dated October 2, 2006, by and among WESCO Distribution, Inc., WESCO Voltage, Inc., Communications Supply Holdings, Inc. and Harvest Partners, LLC, as Stockholders’ Representative.	Incorporated by reference to Exhibit 2.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)

3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)

3.3	Certificate of Incorporation of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

3.4	By-laws of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

4.1	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.2	Form of 2.625% Convertible Senior Debenture due 2025 (included in Exhibit 4.1).	Incorporated by reference to Exhibit 4.3 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.3	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.4	Form of 7.50% Senior Subordinated Note due 2017, (included in Exhibit 4.3).	Incorporated by reference to Exhibit 4.6 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

Exhibit No.	Description of Exhibit	Prior Filing

4.6	Registration Rights Agreement, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc., as representative of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

4.7	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5

5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed

8.1	Tax Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed

10.1	CDW Holding Corporation Stock Purchase Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.2	Form of Stock Subscription Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.3	CDW Holding Corporation Stock Option Plan.	Incorporated by reference to Exhibit 10.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.4	Amendment to CDW Holding Corporation Stock Option Plan	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.5	Form of Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.6	Form of Amendment to Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.7	CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.5 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.8	Amendment to CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.9	Form of Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.10	Form of Amendment to Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.11	WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

10.12	Amendment to WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.5 to WESCO’s Current Report on Form 8-K dated March 2, 2006

10.13	Form of Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

10.14	Form of Amendment to Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Current Report on Form 8-K dated March 2, 2006

Exhibit No.	Description of Exhibit	Prior Filing

10.15	1999 Deferred Compensation Plan for Non- Employee Directors.	Incorporated by reference to Exhibit 10.22 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 1998

10.16	1999 Long-Term Incentive Plan.	Incorporated by reference to Exhibit 10.22 to WESCO’s Registration Statement on Form S-1 (No. 333-73299)

10.17	Office Lease Agreement, dated as of May 24, 1995, by and between Commerce Court Property Holding Trust, as Landlord, and WESCO Distribution, Inc., as Tenant, as amended by First Amendment to Lease, dated as of June 1995 and by Second Amendment to Lease, dated as of December 29, 1995.	Incorporated by reference to Exhibit 10.10 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.18	Lease, dated as of April 1, 1992, by and between The E.T. Hermann and Jane D. Hermann 1978 Living Trust and Westinghouse Electric Corporation, as renewed by the renewal letter, dated as of December 13, 1996, from WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation, to Utah State Retirement Fund, as successor in interest to The E.T. Hermann and Jane D. Hermann 1978 Living Trust.	Incorporated by reference to Exhibit 10.11 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.19	Third Amendment to Lease, dated as of December 22, 2004, by and between US Institutional Real Estate Equities, L.P., as successor in interest to Utah State Retirement Fund and The E.T. Hermann and Jane D. Hermann 1978 Living Trust, and WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation.	Incorporated by reference to Exhibit 10.19 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.20	Agreement of Lease, dated as of September 3, 1998, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant, as renewed by the Renewal Agreement, dated April 14, 2004, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant.	Incorporated by reference to Exhibit 10.20 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.21	Lease dated December 13, 2002 between WESCO Distribution, Inc. and WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.27 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.22	Lease Guaranty dated December 13, 2002 by WESCO International, Inc. in favor of WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.28 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.23	Amended and Restated Registration and Participation Agreement, dated as of June 5, 1998, among WESCO International, Inc. and certain security holders of WESCO International, Inc. named therein.	Incorporated by reference to Exhibit 10.19 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.24	Employment Agreement, dated as of June 5, 1998, between WESCO Distribution, Inc. and Roy W. Haley.	Incorporated by reference to Exhibit 10.20 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

Exhibit No.	Description of Exhibit	Prior Filing

10.25	Employment Agreement, dated as of July 29, 2004, between WESCO International, Inc. and John Engel.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

10.26	Employment Agreement, dated as of December 15, 2005, between WESCO International, Inc. and Stephen A. Van Oss.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.27	Third Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among WESCO Distribution, Inc., the other credit parties signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, as Lead Arranger and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender.	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated November 1, 2006

10.28	Intercreditor Agreement, dated as of March 19, 2002, among PNC Bank, National Association, General Electric Capital Corporation, WESCO Receivables Corp., WESCO Distribution, Inc., Fifth Third Bank, N.A., Mellon Bank, N.A., The Bank of Nova Scotia, Herning Enterprises, Inc. and WESCO Equity Corporation.	Incorporated by reference to Exhibit 10.21 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2001

10.29	Second Amended and Restated Receivables Purchase Agreement dated as of September 2, 2003 among WESCO Receivables Corp., WESCO Distribution, Inc., and the Lenders identified therein.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003

10.30	Second Amendment to Second Amended and Restated Receivables Purchase Agreement and Waiver, dated August 31, 2004.	Incorporated by reference to Exhibit 10.4 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

10.31	Third Amendment to Second Amended and Restated Receivables Purchase Agreement, dated September 23, 2004.	Incorporated by reference to Exhibit 10.5 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

10.32	Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated October 4, 2005.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, September 28, 2005

10.33	Loan Agreement between Bear Stearns Commercial Mortgage, Inc. and WESCO Real Estate IV, LLC, dated December 13, 2002.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.34	Guaranty of Non-Recourse Exceptions Agreement dated December 13, 2002 by WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.29 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.35	Environmental Indemnity Agreement dated December 13, 2002 made by WESCO Real Estate IV, Inc. and WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.30 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.36	Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 2.01 to WESCO’s Current Report on Form 8-K, dated September 11, 1998

10.37	Amendment dated March 29, 2002 to Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 10.25 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

Exhibit No.	Description of Exhibit	Prior Filing

10.38	Agreement and Plan of Merger, dated August 16, 2005, by and among Carlton-Bates Company, the shareholders of Carlton-Bates Company signatory thereto, the Company Representative (as defined therein), WESCO Distribution, Inc. and C-B WESCO, Inc.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated September 28, 2005

10.39	Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc. and Goldman Sachs & Co., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, September 21, 2005

10.40	Exchange and Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Goldman Sachs & Co. and Lehman Brothers Inc., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.5 to WESCO’s Current Report on Form 8-K, September 21, 2005

12.1	Statement re computation of ratios.	Previously filed

21.1	Subsidiaries of WESCO.	Incorporated by reference to Exhibit 21.1 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith

23.2	Consent of Ernst & Young LLP.	Incorporated by reference to Exhibit 23.1 of WESCO’s Current Report, dated November 2, 2006

23.3	Consent of American Appraisal Associates, Inc.	Filed herewith

23.4	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP.	Included in Exhibits 5.1 and 8.1

24.1	Powers of Attorney with respect to WESCO International, Inc.	Previously filed

24.2	Power of Attorney with respect to WESCO Distribution, Inc.	Previously filed

25.1	Form T-1 of J.P. Morgan Trust Company, National Association, under the Trust Indenture Act of 1939.	Previously filed
      The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.
      (b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 18, 2006.

WESCO INTERNATIONAL, INC.	WESCO DISTRIBUTION, INC.

By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Financial and Administrative Officer	By: /s/ Stephen A. Van Oss Name: Stephen A. Van Oss Title: Senior Vice President and Chief Financial and Administrative Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Roy W. Haley	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen A. Van Oss Stephen A. Van Oss	Senior Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	December 18, 2006

* Sandra Beach Lin	Director

* George L. Miles, Jr.	Director

* Steven A. Raymund	Director

* James L. Singleton	Director

* Robert J. Tarr, Jr.	Director

* Lynn M. Utter	Director

* William J. Vareschi	Director

Signature		Title	Date

* Kenneth L. Way		Director

*By:	/s/ Stephen A. Van Oss Stephen A. Van Oss	Attorney-in-Fact	December 18, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Prior Filing

2.1	Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc. (formerly known as CDW Holding Corporation) and certain security holders of WESCO International, Inc.	Incorporated by reference to Exhibit 2.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

2.2	Agreement and Plan of Merger, dated October 2, 2006, by and among WESCO Distribution, Inc., WESCO Voltage, Inc., Communications Supply Holdings, Inc. and Harvest Partners, LLC, as Stockholders’ Representative.	Incorporated by reference to Exhibit 2.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006
3.1	Restated Certificate of Incorporation of WESCO International, Inc.	Incorporated by reference to Exhibit 3.1 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)

3.2	By-laws of WESCO International, Inc.	Incorporated by reference to Exhibit 3.2 to WESCO’s Registration Statement on Form S-4 (No. 333-70404)

3.3	Certificate of Incorporation of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

3.4	By-laws of WESCO Distribution, Inc.	Incorporated by reference to Exhibit 3.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

4.1	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.2	Form of 2.625% Convertible Senior Debenture due 2025 (included in Exhibit 4.1).	Incorporated by reference to Exhibit 4.3 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.3	Indenture, dated as of September 22, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and J.P. Morgan Trust Company, National Association, as Trustee.	Incorporated by reference to Exhibit 4.4 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.4	Form of 7.50% Senior Subordinated Note due 2017, (included in Exhibit 4.3).	Incorporated by reference to Exhibit 4.6 to WESCO’s Current Report on Form 8-K, dated September 21, 2005

4.5	Indenture, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as Trustee.	Incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

4.6	Registration Rights Agreement, dated as of November 2, 2006, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc., as representative of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, dated November 2, 2006

4.7	Form of 1.75% Convertible Senior Debenture due 2026.	Included in Exhibit 4.5

Exhibit No.	Description of Exhibit	Prior Filing

5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed

8.1	Tax Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.	Previously filed

10.1	CDW Holding Corporation Stock Purchase Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.2	Form of Stock Subscription Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.3	CDW Holding Corporation Stock Option Plan.	Incorporated by reference to Exhibit 10.3 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.4	Amendment to CDW Holding Corporation Stock Option Plan	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.5	Form of Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.6	Form of Amendment to Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.7	CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.5 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.8	Amendment to CDW Holding Corporation Stock Option Plan for Branch Employees.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.9	Form of Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.10	Form of Amendment to Branch Stock Option Agreement.	Incorporated by reference to Exhibit 10.4 to WESCO’s Current Report on Form 8-K, dated March 2, 2006

10.11	WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

10.12	Amendment to WESCO International, Inc. 1998 Stock Option Plan.	Incorporated by reference to Exhibit 10.5 to WESCO’s Current Report on Form 8-K dated March 2, 2006

10.13	Form of Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

10.14	Form of Amendment to Management Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to WESCO’s Current Report on Form 8-K dated March 2, 2006

10.15	1999 Deferred Compensation Plan for Non- Employee Directors.	Incorporated by reference to Exhibit 10.22 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 1998

Exhibit No.	Description of Exhibit	Prior Filing

10.16	1999 Long-Term Incentive Plan.	Incorporated by reference to Exhibit 10.22 to WESCO’s Registration Statement on Form S-1 (No. 333-73299)

10.17	Office Lease Agreement, dated as of May 24, 1995, by and between Commerce Court Property Holding Trust, as Landlord, and WESCO Distribution, Inc., as Tenant, as amended by First Amendment to Lease, dated as of June 1995 and by Second Amendment to Lease, dated as of December 29, 1995.	Incorporated by reference to Exhibit 10.10 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.18	Lease, dated as of April 1, 1992, by and between The E.T. Hermann and Jane D. Hermann 1978 Living Trust and Westinghouse Electric Corporation, as renewed by the renewal letter, dated as of December 13, 1996, from WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation, to Utah State Retirement Fund, as successor in interest to The E.T. Hermann and Jane D. Hermann 1978 Living Trust.	Incorporated by reference to Exhibit 10.11 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.19	Third Amendment to Lease, dated as of December 22, 2004, by and between US Institutional Real Estate Equities, L.P., as successor in interest to Utah State Retirement Fund and The E.T. Hermann and Jane D. Hermann 1978 Living Trust, and WESCO Distribution, Inc., as successor in interest to Westinghouse Electric Corporation.	Incorporated by reference to Exhibit 10.19 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.20	Agreement of Lease, dated as of September 3, 1998, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant, as renewed by the Renewal Agreement, dated April 14, 2004, by and between Atlantic Construction, Inc., as landlord, and WESCO Distribution-Canada, Inc., as tenant.	Incorporated by reference to Exhibit 10.20 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.21	Lease dated December 13, 2002 between WESCO Distribution, Inc. and WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.27 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.22	Lease Guaranty dated December 13, 2002 by WESCO International, Inc. in favor of WESCO Real Estate IV, LLC.	Incorporated by reference to Exhibit 10.28 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.23	Amended and Restated Registration and Participation Agreement, dated as of June 5, 1998, among WESCO International, Inc. and certain security holders of WESCO International, Inc. named therein.	Incorporated by reference to Exhibit 10.19 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.24	Employment Agreement, dated as of June 5, 1998, between WESCO Distribution, Inc. and Roy W. Haley.	Incorporated by reference to Exhibit 10.20 to WESCO’s Registration Statement on Form S-4 (No. 333-43225)

10.25	Employment Agreement, dated as of July 29, 2004, between WESCO International, Inc. and John Engel.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

Exhibit No.	Description of Exhibit	Prior Filing

10.26	Employment Agreement, dated as of December 15, 2005, between WESCO International, Inc. and Stephen A. Van Oss.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

10.27	Third Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among WESCO Distribution, Inc., the other credit parties signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, as Lead Arranger and GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender.	Incorporated by reference to Exhibit 10.1 to WESCO’s Current Report on Form 8-K, dated November 1, 2006

10.28	Intercreditor Agreement, dated as of March 19, 2002, among PNC Bank, National Association, General Electric Capital Corporation, WESCO Receivables Corp., WESCO Distribution, Inc., Fifth Third Bank, N.A., Mellon Bank, N.A., The Bank of Nova Scotia, Herning Enterprises, Inc. and WESCO Equity Corporation.	Incorporated by reference to Exhibit 10.21 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2001

10.29	Second Amended and Restated Receivables Purchase Agreement dated as of September 2, 2003 among WESCO Receivables Corp., WESCO Distribution, Inc., and the Lenders identified therein.	Incorporated by reference to Exhibit 10.1 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003

10.30	Second Amendment to Second Amended and Restated Receivables Purchase Agreement and Waiver, dated August 31, 2004.	Incorporated by reference to Exhibit 10.4 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

10.31	Third Amendment to Second Amended and Restated Receivables Purchase Agreement, dated September 23, 2004.	Incorporated by reference to Exhibit 10.5 to WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

10.32	Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated October 4, 2005.	Incorporated by reference to Exhibit 10.2 to WESCO’s Current Report on Form 8-K, September 28, 2005

10.33	Loan Agreement between Bear Stearns Commercial Mortgage, Inc. and WESCO Real Estate IV, LLC, dated December 13, 2002.	Incorporated by reference to Exhibit 10.26 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.34	Guaranty of Non-Recourse Exceptions Agreement dated December 13, 2002 by WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.29 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.35	Environmental Indemnity Agreement dated December 13, 2002 made by WESCO Real Estate IV, Inc. and WESCO International, Inc. in favor of Bear Stearns Commercial Mortgage, Inc.	Incorporated by reference to Exhibit 10.30 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

10.36	Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 2.01 to WESCO’s Current Report on Form 8-K, dated September 11, 1998

10.37	Amendment dated March 29, 2002 to Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution, Inc.	Incorporated by reference to Exhibit 10.25 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2002

Exhibit No.	Description of Exhibit	Prior Filing

10.38	Agreement and Plan of Merger, dated August 16, 2005, by and among Carlton-Bates Company, the shareholders of Carlton-Bates Company signatory thereto, the Company Representative (as defined therein), WESCO Distribution, Inc. and C-B WESCO, Inc.	Incorporated by reference to Exhibit 10.3 to WESCO’s Current Report on Form 8-K, dated September 28, 2005

10.39	Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Lehman Brothers Inc. and Goldman Sachs & Co., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.2 to WESCO’s Current Report on Form 8-K, September 21, 2005

10.40	Exchange and Registration Rights Agreement, dated September 27, 2005, by and among WESCO International, Inc., WESCO Distribution, Inc. and Goldman Sachs & Co. and Lehman Brothers Inc., as representatives of the initial purchasers named therein.	Incorporated by reference to Exhibit 4.5 to WESCO’s Current Report on Form 8-K, September 21, 2005

12.1	Statement re computation of ratios.	Previously filed

21.1	Subsidiaries of WESCO.	Incorporated by reference to Exhibit 21.1 to WESCO’s Annual Report on Form 10-K for the year ended December 31, 2005

23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith

23.2	Consent of Ernst & Young LLP.	Incorporated by reference to Exhibit 23.1 of WESCO’s Current Report, dated November 2, 2006

23.3	Consent of American Appraisal Associates, Inc.	Filed herewith

23.4	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP.	Included in Exhibits 5.1 and 8.1

24.1	Powers of Attorney with respect to WESCO International, Inc.	Previously filed

24.2	Power of Attorney with respect to WESCO Distribution, Inc.	Previously filed

25.1	Form T-1 of J.P. Morgan Trust Company, National Association, under the Trust Indenture Act of 1939.	Previously filed
      The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.